EXECUTION COPY

LEASE
THIS LEASE (this “Lease”) is made as of August 15, 2025 (the “Effective Date”), by and between MANGO WORKHORSE, LLC, a Florida limited liability company (“Lessor”), and WORKHORSE GROUP INC., a Nevada corporation (“Lessee”).
W I T N E S S E T H:
THAT, in consideration of the mutual covenants and agreements herein contained, Lessor and Lessee hereby covenant and agree as follows:
1.    Certain Defined Terms. The following terms shall have the following meanings for all purposes of this Lease:
“Action” has the meaning set forth in Section 23.A (iv).
“ADA” means the Americans with Disabilities Act of 1990, as such act may be amended from time to time.
“Additional Rental” has the meaning set forth in Section 5.C.
“Adjustment Date” means the first anniversary of the Effective Date, and every anniversary thereafter during the Lease Term (including any applicable extension periods pursuant to Section 27).
“Affiliate” means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, “controls”, “under common control with” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.
“Anti-Money Laundering Laws” means all applicable laws, regulations and government guidance on the prevention and detection of money laundering, including 18 U.S.C. § § 1956 and 1957, and the BSA.
“Applicable Regulations” means all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Property, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, all applicable standards of the National Board of Fire Underwriters and the ADA and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to Lessee.
“Assignment Requirements” has the meaning set forth in Section 26.C.

“Base Annual Rental” means Two Million One Hundred Thousand and No/100 Dollars ($2,100,000.00) per annum, subject to the increases and abatement provided for in Section 5.B.
“Base Monthly Rental” means an amount equal to 1/12 of the applicable Base Annual Rental. “BSA” means the Bank Secrecy Act (31 U.S.C. § § 5311 et seq.), and its implementing regulations,
Title 31 Part 103 of the U.S. Code of Federal Regulations.
“Business Day” means any day on which banks are open for business in Columbus, Ohio, other than a Saturday, Sunday or a legal holiday, ending at 5:00 P.M. Eastern Time.
“Casualty” has the meaning set forth in Section 20.A.
“Code” means Title 11 of the United States Code, 11 U.S.C. Sec. 101 et seq., as amended. “Competitor” means, as of the Effective Date or at any time thereafter during the Lease Term: (i)
The Shyft Group, XOS Trucks, Harbinger Motors Inc., SEA Electric, and (ii) any Person that (a) manufactures, assembles, or produces electric vehicles in (1) the Classes 4 through 6 medium-duty vehicle categories, as classified by the United States Department of Transportation Federal Highway Administration based on Gross Vehicle Weight Rating, and/or (2) such other Classes of electric vehicles which Lessee is then manufacturing, assembling or producing, and (b) directly competes or could reasonably be expected to directly compete with Lessee’s business as described in subpart (ii)(a), including, as of the Effective Date, the electric vehicle divisions of General Motors, Ford Motor Company, and Freightliner Trucks.
“Confidential Information” has the meaning set forth in Section 32.B.
“Confidentiality Agreement” has the meaning set forth in Section 32.B.
“Consent-Needed Transaction” has the meaning set forth in Section 26.B.

“Credit Agreement” means an agreement pursuant to which a third-party lender provides financing to Lessee.
“Default Rate” means the lesser of the highest rate for which the undersigned may legally contract or the rate of ten percent (10%) per annum.
“Effective Date” has the meaning set forth in the Preamble. “Entity” means any entity that is not a natural person.
“Environmental Condition” means any condition with respect to soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or surrounding the Property, whether or not yet discovered, which would reasonably be expected to or does result in any material damage, loss, cost, expense, claim, demand, order or liability to or against any of the Lessee, Lessor or Lender by any third party (including, without limitation, any Governmental Authority), including, without limitation, any condition resulting from the operation of business at the Property and/or the operation of the business of any other property owner or operator in the vicinity of the Property and/or any activity or operation formerly conducted by any person or entity on or off the Property.
“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, orders, injunctions and decrees of Governmental Authorities and common law, relating to Hazardous Materials and/or the protection of the environment by reason of a Release or a Threatened Release of Hazardous Materials or relating to liability for or costs of Remediation or prevention of Releases. “Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations, rulings, orders or decrees promulgated pursuant thereto: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to USTs), 42 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Occupational Safety
and Health Act, 29 U.S.C. § 651 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.
§§ 136 et seq.; the Endangered Species Act, 16 U.S.C. §§ 1531 et seq. and the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.
“Environmental Liens” means any liens or encumbrances imposed pursuant to any Environmental
Law.
“Environmental Report” means that certain Phase I environmental site assessment of the Property prepared in anticipation of Lessor’s acquisition of the Property and the execution of this Lease.
“Event of Default” has the meaning set forth in Section 23.
“Force Majeure” has the meaning set forth in Section 33.
“GAAP” means generally accepted accounting principles consistently applied.
“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority having jurisdiction or supervisory or regulatory authority over the Property or Lessee.
“Hazardous Materials” means (a) any toxic substance or hazardous waste, substance or solid waste material, or any pollutant or contaminant; (b) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment containing dielectric fluid having levels of polychlorinated biphenyls in excess of applicable standards established by any Governmental Authority, or any petroleum product or additive; (c) any substance, gas, material or chemical which is now or hereafter defined as or included in the definition of “hazardous substances,” “toxic substances,” “hazardous materials,” “hazardous wastes,” or “regulated substances” under any Environmental Laws; and (d) any other chemical, material, gas or substance the exposure to or release of which is prohibited, limited or regulated by any Governmental Authority that asserts or may assert jurisdiction over the Property or the operations or activity at the Property.
“Indemnified Parties” means Lessor and its directors, officers, shareholders, trustees, beneficial owners, partners and members, any directors, officers, shareholders, trustees, beneficial owners, partners, members of any shareholders, beneficial owners, partners or members of Lessor, and all employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any of the foregoing, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Lessor, as applicable.
“Initial Lease Term” shall have the meaning described in Section 4.
“Intellectual Property” means all trade names, trademarks, service marks, trade dress, logos, product names, corporate names, slogans, copyrights, patents, trade secrets, brands (including those brands using the name or phrase “Workhorse”, “Workhorse Group”, “Workhorse Trucks”, “Metron”, “Squadron”, or “Horsefly” and other related brands) and other intellectual property owned by, leased to, licensed by or associated with Lessee or any subtenant of Lessee.
“Leasehold Mortgage” means a leasehold mortgage with respect to this Lease to be granted by Lessee to Lessee Lender as contemplated by Section 22.
“Lease Term” shall have the meaning described in Section 4.
“Lender” means any lender who has made a loan secured by Lessor’s interest in the Property, and any servicer of any loan secured by Lessor’s interest in the Property, provided, however, that in no event may a Lender be a Competitor.
“Lessee Lender” means any lender, or the administrative agent on behalf of such lender, under a Credit Agreement.
“Lessor Entities” means, collectively, Lessor (including any predecessor-in-interest to Lessor) and any Affiliate of Lessor (including any Affiliate of any predecessor-in-interest to Lessor).
“Lessor Indemnified Matter” shall have the meaning described in Section 18.C.
“Lessor’s Waiver” shall have the meaning described in Section 30.

“Loan Documents” means, collectively, any loan agreement executed by and between Lender and Lessor, all promissory notes, mortgages (including any Mortgage), deeds of trust, deeds to secure debt, and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, all as amended, modified and supplemented and any and all replacements or substitutions thereof.
“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, reasonable attorneys’ fees, court costs and other costs of defense).
“Material Adverse Effect” means a material adverse effect on Lessee’s ability to perform its obligations under this Lease.
“Memorandum” means the memorandum of lease dated as of the Effective Date between Lessor and Lessee with respect to this Lease. A Memorandum will be executed and recorded in the applicable real property records for the Property.
“Mortgage” means a mortgage, deed of trust, deed to secure debt and/or assignment of rents and leases encumbering the Property, and given by Lessor to a Lender.
“Net Restoration Amount” shall have the meaning described in Section 20.D.
“Non-Disturbance Agreement” shall have the meaning described in Section 24.B.

“OFAC Laws and Regulations” means Executive Order 13224 issued by the President of the United States of America, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and the Cuban Assets Control Regulations (Title 31 Part 515 of the U.S. Code of Federal Regulations), and all other present and future federal, state and local laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including, without limitation, the United States Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as hereafter supplemented, amended or modified from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.
“Original Lessee” has the meaning set forth in Section 26.G.
“Partial Taking” has the meaning set forth in Section 20.D.

“Permitted Exceptions” means those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the title insurance policy issued to Lessor in connection with its acquisition of the Property, together with such easements, restrictions, liens and encumbrances to which Lessor gives its written consent during the Lease Term.
“Permitted Use” means (a) the development and/or production of vehicles, electric vehicles and/or components thereof, and the testing and repair thereof (and such other uses as may be incidental thereto),
(b) manufacturing, assembly, warehouse and related office uses, or (c) other related uses which are permitted by Applicable Regulations.
“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.
“Personal Property” means all Intellectual Property and all personal property, furniture, trade fixtures, and fixtures (whether or not constituting real property under applicable law) that are used solely in the production of vehicles conducted on the Property (including, without limitation, any fixtures (whether or not constituting real property under applicable law) or trade fixtures used solely in the production of vehicles on the Property (including, without limitation, the cranes, jibs, frame stands, floor-mounted subframe fixtures, bridges, gantries and floor mounted lifts and any fixtures related thereto), equipment, decorations, lighting fixtures and vehicles owned or leased by Lessee (or any subtenant) or which Lessee (or any subtenant) shall deem necessary or appropriate for the purpose of carrying on its business, in each case located at the Property, but excluding any machinery, equipment and systems necessary for the operation of the improvements on the Property that are “fixtures” constituting real property pursuant to applicable law, including, but not limited to, as applicable, any heating, ventilation and air-conditioning equipment, electrical, gas and power apparatus, windows, toilets, ducts and compressors, exhaust systems and water heaters and related machinery, pipes, pumps, tanks, conduits, switchboards, plumbing, fire sprinklers and fire suppression equipment, lighting including emergency lighting, security cameras and systems, paging and sound systems, built-in shelving, awnings, and supports for signs.
“Property” means the parcel or parcels of real estate described by address in Exhibit A-1 attached hereto and legally described in Exhibit A-2, all rights, privileges and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate), but specifically excluding any Personal Property.
“Recipients” has the meaning set forth in Section 32.B.
“Re-Entry and Repossession Costs” has the meaning set forth in Section 23.B. (iv).

“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.
“Renewal Term” shall have the meaning described in Section 4.
“Remediation” means any response, remedial, removal, or corrective action, any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials to the extent required by any Environmental Law or any Governmental Authority to meet all standards and requirements applicable to an industrial property or facility and may include engineering and institutional controls, to the extent effective and reasonably available; any actions to prevent, cure or mitigate any Release to the extent required by any Environmental Laws or with any permits issued pursuant thereto; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials to the extent required by Environmental Law.
“Requesting Party” has the meaning set forth in Section 25.
“Responding Party” has the meaning set forth in Section 25.
“Sublease” has the meaning set forth in Section 26.F.
“Successor Lessor” has the meaning set forth in Section 24.D.
“Taking” has the meaning set forth in Section 20.A.
“Temporary Taking” has the meaning set forth in Section 20.C.
“Total Taking” has the meaning set forth in Section 20.B.

“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding the Property which may result from such Release.
“U.S. Publicly-Traded Entity” is an Entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the U.S. or a wholly owned subsidiary of such an Entity.
“Warehouse Property” has the meaning set forth in Section 11.
“Existing Warehouse Property Lease” has the meaning set forth in Section 11.
2.    Demise of Property. In consideration of the rentals and other sums to be paid by Lessee and of the other terms, covenants and conditions on Lessee’s part to be kept and performed, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Property. The Property is leased to Lessee “AS IS” and “WHERE IS” without representation or warranty by Lessor and without any obligation of Lessor to make repairs or improvements (except as set forth in Section 16 below), and subject to (a) the rights of parties in possession, (b) easements and restrictions of record, (c) any state of facts which an accurate survey or physical inspection might reveal, and (d) all Applicable Regulations now or hereafter in effect. Lessee acknowledges that it has examined the Property and title to the Property and has found all of the same satisfactory for all of Lessee’s purposes.
3.    Lease Characterization.
A.    Lessor and Lessee intend that:
(i)    this Lease is a “true lease” and not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; and
(ii)    the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between landlord and tenant and has been entered into by both parties in reliance upon the economic and legal bargains contained herein.
B.    Lessor and Lessee acknowledge and agree that the Lease Term, including any term extensions provided for in this Lease, is less than the remaining economic life of the Property.
C.    Lessor and Lessee each waive any claim or defense based upon the characterization of this Lease as anything other than a true lease and irrevocably waive any claim or defense which asserts that this Lease is anything other than a true lease. Lessor and Lessee covenant and agree that they will not assert that this Lease is anything but a true lease. Lessor and Lessee each stipulate and agree not to challenge the validity, enforceability or characterization of the lease of the Property as a true lease in any forum or proceeding, including, without limitation, any bankruptcy proceeding, foreclosure, or litigation involving either party. Lessor and Lessee and further stipulate and agree that nothing contained in this Lease creates or is intended to create a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing device or arrangement, security interest or the like. Lessor and Lessee each shall support the intent of the parties that the lease of the Property pursuant to this Lease is a true lease and does not create a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.
D.    Lessee represents and warrants to Lessor that (i) the Base Annual Rental is the fair market value for the use of the Property and was agreed to by Lessor and Lessee on that basis, and (ii) the execution, delivery and performance by Lessee of this Lease does not constitute a transfer of all or any part of the Property.
E.    The expressions of intent, the waivers, the representations and warranties, the covenants, the agreements and the stipulations set forth in this Section are a material inducement to Lessor entering into this Lease and shall survive the expiration or termination of this Lease.

4.    Lease Term. The term of this Lease shall commence as of the Effective Date and shall expire on the twentieth (20th) anniversary of the Effective Date (the “Initial Lease Term”) unless terminated sooner as provided in this Lease and as may be extended for six (6) periods of five (5) years each as set forth in Section 27 below (each such additional 5-year period a “Renewal Term”). The time period during which this Lease shall actually be in effect is referred to herein as the “Lease Term.”
5.    Rental and Other Payments.
A.    If the Effective Date is a date other than the first (1st) day of the month, Lessee shall pay Lessor on the Effective Date the Base Monthly Rental prorated on the basis of the ratio that the number of days from the Effective Date through the last day in the month containing the Effective Date bears to the number of days in such month. Thereafter, on or before the first (1st) day of each succeeding calendar month, Lessee shall pay Lessor in advance the Base Monthly Rental.
B.    Commencing on the first (1st) Adjustment Date and on each Adjustment Date thereafter, the Base Annual Rental shall increase by an amount equal to the product of the then-current Base Annual Rental multiplied by three percent (3%). The increased Base Annual Rental shall constitute the Base Annual Rental due and payable until the next Adjustment Date. Notwithstanding the foregoing or anything else to the contrary in this Lease, provided that no Event of Default then exists, Lessee shall be entitled to an abatement of the Base Annual Rental during the first six (6) full calendar months of the Lease Term (such abated Base Annual Rental, the “Abated Base Rental”). If an Event of Default shall occur and be continuing at any time during the period from the Effective Date through the sixth (6th) anniversary of the Effective Date, then Lessor shall be entitled to collect, as an element of its damages, the Abated Base Rental actually received by Lessee. The payment by Lessee of such Abated Base Rental in connection with any Event of Default shall not limit or affect any of Lessor’s other rights under this Lease or at law or in equity. During the period that Lessee is entitled to the Abated Base Rental, all Additional Rental and other costs and charges specified in this Lease shall remain due and payable in accordance with the provisions of this Lease.
C.    All sums of money required to be paid by Lessee under this Lease which are not specifically referred to as rent (“Additional Rental”) shall be considered rent although not specifically designated as such. Lessor shall have the same remedies for nonpayment of Additional Rental as those provided herein for the nonpayment of Base Annual Rental.
6.    Rentals to Be Net to Lessor. The Base Annual Rental payable hereunder shall be an absolute net lease to Lessor, such that this Lease shall yield to Lessor the rentals specified during the Lease Term, without any deduction or offset for any costs, expenses or obligations related to the Property, and that all costs, expenses and obligations of every kind and nature whatsoever relating to the operation, management, maintenance, repair, restoration and replacement of the Property and all improvements and appurtenances related thereto (whether capital in nature or otherwise) or any part thereof shall be performed and paid solely by Lessee, including, without limitation, all maintenance costs, expenses and obligations with respect to the Permitted

Exceptions, subject to the limitation on Lessee’s obligations regarding capital replacements, additions, improvements and repairs during the last year of the term as set forth in Section 16 below.

7.    Intentionally omitted.
8.    Taxes and Assessments. Subject to Lessee’s right to contest taxes and assessments as set forth in this Section 8, Lessee shall be obligated to pay, as they accrue, all taxes and assessments of every type or nature assessed against, imposed upon or arising with respect to Lessor, the Property, this Lease, the rental or other payments due under this Lease or Lessee during the Lease Term, including, without limitation, the following:
A.    All taxes and assessments upon the Property or any part thereof and upon any Personal Property, whether belonging to Lessor or Lessee, or any tax or charge levied in lieu of such taxes and assessments;
B.    All taxes, charges, license fees and or similar fees imposed by reason of the use of the Property by Lessee; and
C.    All excise, transaction, privilege, license, sales, use and other taxes upon the rental or other payments due under this Lease, the leasehold estate of either party or the activities of either party pursuant to this Lease.
Lessee shall be permitted to satisfy its obligation to pay such taxes and assessments as they accrue by paying such taxes and assessments directly to the taxing authority prior to delinquency or such earlier date on which interest, penalties, or liens would commence to accrue as a result of non-payment.
Notwithstanding the foregoing, but without limiting the preceding obligation of Lessee to pay all taxes which are imposed on the rental or other payments due under this Lease, in no event will Lessee be required to pay any income taxes, capital gains taxes or franchise taxes imposed solely on Lessor (unless imposed in lieu of other taxes that would otherwise be the obligation of Lessee under this Lease, including, without limitation, any “gross receipts tax” or any similar tax based upon gross income or receipts of Lessor which does not take into account deductions for depreciation, interest, taxes and/or ordinary or necessary business expenses), or any transfer taxes of Lessor, or any tax imposed with respect to the sale, exchange or other disposition by Lessor, in whole or in part, of the Property or Lessor’s interest in this Lease (other than transfer or recordation taxes imposed in connection with the transfer of the Property to Lessee or the termination of this Lease pursuant to the provisions of this Lease, which shall be Lessee’s responsibility).
All taxing authorities shall be instructed to send all tax and assessment invoices to Lessee and, to the extent requested by Lessor, Lessee shall promptly provide Lessor with copies of all real property tax and assessment invoices received by Lessee. Within thirty (30) days after each tax and assessment payment is required by this Section 8 to be paid, to the extent requested by Lessor, Lessee shall also provide Lessor with evidence that such invoices were paid in a timely fashion. Notwithstanding any provision to the contrary in this Lease, Lessee may, at its own expense, and Lessor shall reasonably cooperate with any effort by Lessee to, contest or cause to be contested, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any item specified in this Section 8, lien therefor, or any mechanic’s lien or other lien imposed on Lessee’s leasehold interest in this Lease or affecting the Property, provided that (i) Lessee shall provide written notice to Lessor of any contest involving more than
$50,000.00, (ii) such proceeding shall suspend the collection thereof from the Property or any interest therein or such amount being contested has been paid in full under protest or bonded in accordance with applicable law, (iii) no lien (other than the lien of real property taxes and assessments arising under Applicable Regulations) shall be imposed on or recorded against the Property or Lessor’s fee interest therein, and the Property shall not be in any danger of being sold, forfeited or lost by reason of such proceedings, (iv) no Event of Default has occurred and is continuing, (v), unless the taxes or liens have been paid in full under protest, Lessee shall have furnished the security as may be required in the proceeding or as may be reasonably required by Lessor to insure payment of any contested taxes or liens, and (vi) Lessee shall reimburse Lessor for Lessor’s reasonable attorney fees and other out-of-pocket expenses incurred in connection with Lessor’s cooperation with such proceedings under this Paragraph.
9.    Utilities. Lessee shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Property during the Lease Term (“Utilities”). Unless resulting from Lessor’s gross negligence or willful misconduct, under no circumstances shall Lessor be responsible for any interruption of any utility service; provided, however, the term “gross negligence,” for purposes of this Section 9, shall not include gross negligence imputed as a matter of law to Lessor solely by reason of Lessor’s interest in the Property or Lessor’s failure to act in respect of matters which are the obligation of Lessee under this Lease.
10.    Insurance.
A.    Throughout the Lease Term, Lessee shall maintain with respect to the Property, at its sole expense, the following types and amounts of insurance (which, as more particularly set forth below, may be included under a blanket insurance policy if all the other terms hereof are satisfied):
(i)    Insurance against loss, damage or destruction by fire and other casualty, including theft, vandalism and malicious mischief, flood (if the Property is in a location designated by the Federal Emergency Management Agency as a Special Flood Hazard Area), earthquake (if the Property is in an area subject to destructive earthquakes within recorded history), boiler explosion, sprinkler damage (if the Property has a sprinkler system), all matters covered by a standard extended coverage endorsement, special coverage endorsement commonly known as an “all-risk”

endorsement and such other risks as Lessor may reasonably require, insuring the Property for not less than 100% of their full insurable replacement cost (as determined by the insurer and subject to Lessor’s approval, not to be unreasonably withheld) with an “agreed amount” endorsement. Lessor shall have the right to obtain, at its sole cost, a third-party appraisal or cost estimation to determine or confirm the replacement cost.
(ii)    Commercial general liability and property damage insurance written on an occurrence form, covering Lessor and Lessee against bodily injury liability and property damage liability, including without limitation any liability arising out of the ownership, maintenance, repair, condition or operation of the Property or adjoining ways, streets or sidewalks. Such insurance shall cover at least the following hazards: (a) premises and operations, (b) products and completed operations, (c) personal injury and advertising injury, (d) independent contractors, (e) blanket contractual liability for all written contracts, and (f) contractual liability covering the indemnities contained in this Lease, to the extent the same is available. Such insurance shall be in amounts of not less than $1,000,000.00 per occurrence with respect to any insured liability, whether for personal injury or property damage, with an aggregate of not less than
$2,000,000.00. If Lessee’s liability policies do not contain the standard ISO separation of insureds provision, or a substantially similar clause, they shall be endorsed to provide cross-liability coverage. Lessor shall be named as an additional insured on a primary and non-contributory basis.
(iii)    Excess or Umbrella liability with a limit of not less than $5,000,000.00 per occurrence, which shall provide coverage excess of the commercial general liability and auto liability.
(iv)    State Worker’s compensation insurance in the statutorily mandated limits and such other insurance as may be necessary to comply with applicable laws. Such insurance shall include employer’s liability coverage with minimum limits of $1,000,000 each accident and each employee.
(vii) Automobile liability with a limit of not less than $1,000,000.00 for each accident, with such insurance covering liability arising out of any automobile, including owned, hired and non-owned automobiles.
B.    All insurance policies shall:
(i)    Provide for waiver of subrogation by the insurer as to claims against Lessor, Lender and their respective employees and agents and provide that such insurance cannot be cancelled, invalidated or suspended on account of the conduct of Lessee, its officers, directors, employees, agents, or any insured party other than Lessor;
(ii)    Provide that no “Other Insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Lessor or Lender and that the insurance policy shall not be brought into contribution with insurance maintained by Lessor or Lender; such policies shall be primary and non-contributory with respect to any insurance maintained by Lessor or Lender;

(iii)    Contain a standard without contribution mortgage clause endorsement in favor of Lender and its successors and assigns as their interests may appear and any other party designated by Lessor;
(iv)    Provide that the policy of insurance shall not be terminated or cancelled without at least thirty (30) days’ prior written notice (except ten (10) days prior written notice for non-payment of premium) to Lessor, Lender and to any other party covered by any standard mortgage clause, loss-payee or additional insured endorsement; provided, that Lessee shall use commercially reasonable efforts to ensure that such notice is given directly by the insurer or its agent;
(v)    Be issued by insurance companies licensed or authorized to do business in the state in which the Property is located and which are rated A:VIII or better by Best’s Insurance Guide or are otherwise pre-approved in writing by Lessor.
It is expressly understood and agreed that the foregoing minimum limits of insurance coverage shall not limit the liability of Lessee for its acts or omissions as provided in this Lease. All liability insurance policies (with the exception of worker’s compensation insurance to the extent not available under statutory law), shall designate Lessor and Lender and their respective successors and assigns as named loss payees and additional insureds, and shall be payable as set forth in Section 20 hereof. All such policies shall be written as primary policies, with deductibles not to exceed $50,000.00 per occurrence without Lessor’s prior written consent. Any other policies, including any policy now or hereafter carried by Lessor or Lender, shall serve as excess coverage. Lessee shall procure policies for all insurance for periods of not less than one (1) year and shall provide to Lessor and Lender certificates of liability insurance using an ACORD 25 form and an ACORD 28 form to provide proof of property insurance. In the event of any transfer by Lessor of Lessor’s interest in the Property or any financing or refinancing of Lessor’s interest in the Property, Lessee shall, upon not less than ten (10) days’ prior written notice, deliver to Lessor or any Lender providing such financing or refinancing, as the case may be, certificates of all insurance required to be maintained by Lessee hereunder naming such transferee or such Lender, as the case may be, as an additional named insured to the extent required herein effective as of the date of such transfer, financing or refinancing.
C.    Failure to Procure Insurance. In the event Lessee shall fail to procure any insurance required under this Section 10 and fail to maintain same in full force and effect continuously during the Lease Term, Lessor shall have the right, but not the obligation, upon five (5) days’ prior written notice to Lessee (provided Lessee has not cured the lapse or deficiency within said five (5) day period), procure the same, without waiving any Event of Default, and Lessee shall, within two (2) business days after demand therefor, reimburse Lessor for such premium expense (together with interest thereon at the Default Rate from the date paid by Lessor until reimbursed) as Additional Rent.
D.    Blanket Policy. Any insurance which Lessee is required to obtain pursuant to this Section 10 may be carried under a blanket policy or policies covering other properties of Lessee; provided, however, that such evidence of insurance shall specify the total aggregate limits available under the policy or policies including the effectiveness of the policy, the amount and character of the coverage and otherwise comply with the provisions of this Section 10. In the event of a loss, such blanket coverage shall provide that coverage for the Property shall not be reduced or prorated due to other claims under the same policy.
E.    No Representation of Coverage Adequacy. By requiring insurance herein, Lessor does not represent that coverage and limits will necessarily be adequate to protect Lessee, and such coverage and limits shall not be deemed as a limitation of Lessee’s liability under any indemnification provisions in this Lease. Failure of Lessor to demand such certificate or other evidence of full compliance with these insurance requirements or failure of Lessor to identify a deficiency from evidence that is provided shall not be construed as a waiver of Lessee’s obligation to maintain such insurance. Lessee shall remain fully liable for any loss or claim arising from a failure to obtain or maintain required insurance, notwithstanding Lessor’s failure to detect or object to such failure.
F.    Waiver of Subrogation. Each of Lessor and Lessee hereby releases the other from any and all liability for loss or damage caused by fire or any of the extended coverage casualties or any other casualty which shall be brought about by the fault or negligence of the other party or any persons for whom such other party is responsible, provided that this release shall be in force and effect only with respect to loss or damage occurring during such time as the respective party’s policies of fire and extended coverage insurance shall contain a clause to the effect that this release shall not affect such policies or right of the releasing party to recover thereunder, and the release shall apply only to the extent of the releasing party’s insurance coverage. Any fire and extended coverage insurance policy held by Lessee or Lessor shall include a waiver of subrogation clause so long as the same is obtainable. Lessee shall use commercially reasonable efforts to obtain such waiver and shall notify Lessor if the same is not available.
11.    Indiana Holdings Parcel.
A.    Representations and Covenants. Lessee represents and warrants to (i) Lessor that the Property and that certain real property more particularly described on Exhibit A-3 attached hereto (the “Warehouse Property”) together constitute all real property interests necessary for the continued use, operation, and conduct of the business currently conducted at the Property and the Warehouse Property collectively in substantially the same manner as such business is being conducted as of the Effective Date; (ii) Lessee leases the Warehouse Property from Indiana Avenue Holdings, LLC, a Minnesota limited liability company (“Indiana Holdings”), pursuant to that certain Sublease Agreement dated as of November 15, 2021, by and between Indiana Holdings and Lessee (as such agreement with respect to Lessee’s lease of the Warehouse Property may be amended, restated, supplemented, or otherwise modified from time to time, collectively, “Existing Warehouse Property Lease”); and (iii) the Warehouse Property is, and is expected to remain, material to the conduct of Lessee’s business at the Property. As such, Lessee shall (i) maintain the Existing Warehouse Property Lease in full force and effect during the Lease Term, (ii) timely perform and observe all of its obligations under the Existing Warehouse Property

Lease, (iii) not terminate, surrender, cancel or permit the expiration of the Existing Warehouse Property Lease without Lessor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (iv) not amend, modify, restate, or waive any material rights or obligations under the Existing Warehouse Property Lease without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed, (v) promptly, and in any event within three (3) business days of receipt, deliver to Lessor a copy of any notice of default, breach, termination, expiration, or similar communication received or delivered by Lessee in connection with the Existing Warehouse Property Lease, and (vi) not cease operations at the Property or vacate the Property, in whole or in part, in order to relocate such operations to the Warehouse Property and/or any property other than the Property. Loss of rights under the Existing Warehouse Property Lease shall not excuse Lessee’s performance under this Lease.
B.    Lessor’s Step-In Right. In the event of a default by Lessee under the Existing Warehouse Property Lease, then (as between Lessor and Lessee) Lessor shall have the right, but not the obligation, to cure such default on Lessee’s behalf (“Warehouse Lease Cure Right”), and any amounts paid by Lessor in connection therewith, together with interest at the Default Rate, shall be reimbursed by Lessee within ten
(10) days after demand as Additional Rental. The Warehouse Lease Cure Right is not included in the Existing Warehouse Property Lease. Lessee acknowledges that, as of the date hereof, it is negotiating a new long-term lease with Indiana Holdings, which lease is intended to amend, restate, or replace the Existing Warehouse Property Lease (such lease, the “New Warehouse Property Lease”). Lessee covenants and agrees to use commercially reasonable efforts to obtain the agreement of Indiana Holdings to include the Warehouse Lease Cure Right in the New Warehouse Property Lease, but cannot guarantee such inclusion.
. Conditional Assignment of Warehouse Property Lease. In the event that (i) the closing contemplated under that certain Agreement and Plan of Merger dated as of the date hereof (“Merger
Agreement”) is not consummated for any reason, and (ii) the New Warehouse Property Lease is entered into, then Lessee shall, at its sole cost and expense, use commercially reasonable, diligent efforts to cause the New Warehouse Property Lease to contain provisions under which the New Warehouse Property Lease shall be conditionally assigned to Lessor pursuant to documentation in form and substance reasonably acceptable to Lessor, under which Lessor shall have the right (but not the obligation) to take such assignment of the New Warehouse Property Lease upon the occurrence of any default by Lessee under the New Warehouse Property Lease beyond any applicable notice and cure periods. Lessee shall further covenants and agrees to take all commercially reasonable actions necessary to effectuate such conditional assignment, including, without limitation, obtaining any required third-party lessor approvals. The covenants set forth in Section 11.A with respect to the Existing Warehouse Property Lease shall similarly apply to the New Warehouse Property Lease.

12.    Payment of Rental and Other Sums. All rental and other sums which Lessee is required to pay hereunder shall be the unconditional obligation of Lessee and shall be payable in full when due without any setoff, abatement, deferment, deduction or counterclaim whatsoever. Base Monthly Rental and impound payments, if any, due to Lessor from Lessee shall be paid to Lessor (at its election from time to time) in one of the following manners: (a) by electronic deposit into an account designated by Lessor, (b) by mail at Lessor’s address set forth in Section 28, or (c) by mail to any other place in the United States designated by Lessor upon at least thirty (30) days’ prior written notice to Lessee. Any delinquent payment (that is, any payment not made within fifteen (15) calendar days after the date when due) shall, in addition to any other remedy of Lessor, incur a late charge of five percent (5%) (which late charge is intended to compensate Lessor for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the Default Rate, such interest to be computed from and including the date such payment was due through and including the date of the payment; provided, however, in no event shall Lessee be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect.
13.    Use. The Property may be used solely for the operation of the Permitted Use. Nothing herein shall be deemed to require Lessee to continuously operate on the Property and Lessee shall have the right to cease operations at the Property. Lessee shall pay the Base Monthly Rental and Additional Rental as and when due under this Lease and shall perform all of its other obligations under this Lease during any period in which Lessee discontinues operations in whole or in part.
14.    Compliance with Laws Generally.
A.    Lessee’s use and occupation of the Property, and the condition thereof, shall, at Lessee’s sole cost and expense, comply with all Applicable Regulations now or hereafter in effect and all restrictions, covenants and encumbrances of record with respect to the Property, except for such non-compliance which individually or in the aggregate would not result in a material adverse effect on the Property. In addition, Lessee shall comply with all Applicable Regulations now or hereafter in effect, including, without limitation, the OFAC Laws and Regulations and the Anti-Money Laundering Laws. Without limiting the generality of the other provisions of this Section 14, Lessee shall comply in all material respects with the ADA, and all regulations promulgated thereunder, as it affects the Property.
B.    Lessee will not permit any act or condition to exist on or about the Property which will increase any insurance rate thereon, except when such acts are required in the normal course of its business and Lessee shall pay for such increase.
C.    Lessee shall maintain in full force and effect all licenses and permits, both governmental and private, required to use and operate the Property in accordance with the Permitted Use, except where the failure to do so would not result in a material adverse effect on the Property.

D.    In addition to the other requirements of this Section 14 or any other provisions of this Lease, Lessee shall, at all times throughout the Lease Term, comply with all federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies or rules of common law now or hereafter in effect and in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment, applicable to Lessee.
15.    Compliance with Environmental Laws.
A.    Lessee covenants to Lessor for so long as this Lease is in effect that, except as would not result in a material adverse effect on the Property:
(i)    The Property, Lessee and any other operator or user of the Property during the Lease Term shall not be in violation of Environmental Laws or subject to any Remediation obligations under any Environmental Laws.
(ii)    All uses and operations on or of the Property during the Lease Term, whether by Lessee or any other person or entity, shall be in material compliance with all Environmental Laws and permits issued pursuant thereto. Lessee, as the operator of the Property and on behalf of Lessor and Lessee, acknowledges and agrees to meet reporting requirements during the Lease Term regarding chemical substances produced, used by or stored in Lessee’s inventory at the Property that are deemed hazardous with maintenance of a MSDS (Material Safety Data Sheet) as mandated under the hazardous communication regulations of OSHA. Tier Two reports will be filed annually during the Lease Term to the extent required by Environmental Laws or other federal, state or local regulations with the applicable Governmental Authority. All reporting, investigation and/or Remediation requirements under any Environmental Law with respect to any and all Releases of Hazardous Materials occurring prior to or during the Lease Term at, on or near the Property are the responsibility of Lessee to the extent imposed on either Lessee or Lessor under Environmental Laws.
(iii)    There shall be no Releases or Hazardous Materials in, on, under or from the Property during the Lease Term (whether by Lessee or any other party occupying the Property with Lessee’s express or implied consent) that require Remediation under Environmental Laws.
(iv)    Lessee shall keep the Property, or cause the Property to be kept, free and clear of all Environmental Liens during the Lease Term, and Lessee shall promptly discharge or bond over any such Environmental Lien during the Lease Term;
(v)    Lessee shall not do or allow any tenant or other user of the Property to do any act with respect to the Property during the Lease Term that (a) constitutes a public or private nuisance or constitutes waste, or (b) violates any covenant, condition, agreement or easement applicable to the Property.
(vi)    Lessee shall promptly notify Lessor in writing upon Lessee obtaining actual knowledge of any of the following during the Lease Term:
(a)    any presence of Releases or Threatened Releases in, on, under, from or migrating towards the Property, in violation of Environmental Laws, including, without limitation, the presence on or under the Property of any Hazardous Materials that requires Remediation under Environmental Laws;
(b)    any material violation of any Environmental Laws related in any way to the
Property;
(c)    any Environmental Lien or any act or omission which could reasonably be expected to result in the imposition of an Environmental Lien;
(d)    any required or proposed Remediation of Environmental Conditions relating to the Property, including, without limitation, any and all enforcement, clean-up, remedial, removal or other governmental or regulatory actions threatened, instituted or completed pursuant to any of the Environmental Laws affecting the Property;
(e)    any written or oral notice of which Lessee becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials, Remediation thereof, possible liability of any person or entity pursuant to any Environmental Law, other Environmental Conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Lease; or
(f)    any investigation or inquiry initiated by any Governmental Authority relating to the Environmental Condition of the Property.
(vii)    In the event that Lessor has a reasonable basis to conclude that Lessee has materially breached its obligations under this Section 15, Lessee shall, at the reasonable request of Lessor and at Lessee’s sole cost and expense:
(a)    perform any environmental site assessment or other investigation of environmental conditions in connection with the Property related to such breach as may be reasonably requested by Lessor (including, to the extent related to such breach, sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lessor the reports and other results thereof, and Lessor and the other Indemnified Parties shall be entitled to rely on such reports and other results thereof;
(b)    have the Property inspected as may be required by any Environmental Laws for seepage, spillage and other environmental concerns related to such breach. Lessee shall provide Lessor with written results of all inspections performed on the Property. In the event that Lessee is found to have breached its obligation under this Section 15, all costs and expenses associated with the inspection (including, sampling, testing and analysis of soil, water, air, building materials and other materials and substances, whether solid, liquid or gas), preparation of results, as well as those associated with any corrective action, shall be paid by Lessee. All inspections and tests performed on the Property shall be conducted in compliance with all Environmental Laws; and
(c)    provide to Lessor, reasonably promptly after Lessor’s reasonable written request, any records or assessment reports which Lessee maintains with regard to any Hazardous Materials which are or may have been at the Property, or which are required by any of the Environmental Laws, in each case as a result of Lessee's use of, or activities at, the Property during the Lease Term. Such records shall include, without limitation, inventory records relating to Hazardous Materials at the Property during the Lease Term, governmental permits and correspondence relating to such Hazardous Materials (including without limitation annual federal, state or local Tier Two reports), tank registration documents, evidence of environmental financial assurances required under this Lease or any of the Environmental Laws, and any correspondence, complaints, claims, directives, demands, inquiries, notices, orders or other communications from any person relating to any violations or alleged violations of any Environmental Laws during the Lease Term with respect to the Property.
(viii)    Lessee shall, at its sole cost and expense, and without limiting the rights of Lessor under any other provision of this Lease, comply with all reasonable written requests of Lessor to:
(a)    reasonably effectuate Remediation of any Environmental Condition (including but not limited to a Release) in, on, under or from the Property during the Lease Term, to the extent required under Environmental Law, or as otherwise reasonably necessary to prevent a Material Adverse Effect on the Property;
(b)    comply with any Environmental Law; and

Authority.
(c)    comply with any lawful directive issued to Lessee from any Governmental

(ix)    Lessor and any other person or entity designated by Lessor, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property upon giving Lessee at least two (2) business days prior written notice: (1) during non-business hours, or (2) at any time in the event (a) an Environmental Condition exists at the Property, (b) Lessor has a reasonable basis for believing that any Environmental Condition exists at the Property, or (c) of an emergency, in each case, to assess any and all aspects of the Environmental Condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in the sole but reasonable discretion of the party conducting the assessment) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing upon the sole but reasonable written discretion of such party conducting the assessment. Lessor shall not unreasonably interfere with Lessee’s operations at the Property while undertaking such assessments. Lessee shall cooperate with and provide reasonable access to Lessor and any other person or entity designated by Lessor. Any such assessment and investigation shall be at Lessee’s sole cost and expense if such assessment or investigation shows that a Release has occurred at the Property by Lessee in violation of Environmental Laws or if an Event of Default has occurred and is continuing. Otherwise, any such assessment and investigation shall be at the sole cost and expense of the party conducting such assessment and investigation.
B.    The obligations of Lessee and the rights and remedies of Lessor under this Section 15 shall survive the termination, expiration and/or release of this Lease with respect to matters arising on or before the expiration or earlier termination of this Lease.
C.    Notwithstanding anything to the contrary in this Lease, Lessee shall have no obligation or liability with respect to this Section 15 the extent any Release, presence of Hazardous Materials on the Property or other violation of this Section 15 is caused by the gross negligence or willful misconduct of Lessor or its affiliates, representatives, employees, contractors, agents or invitees.
16.    Condition of Property; Maintenance. Lessee shall (i) maintain the Property in good condition and repair, subject to reasonable and ordinary wear and tear (but excluding damage from neglect or failure to maintain in accordance with this Lease) and the condemnation and casualty provisions of this Lease, free from actual or constructive waste, and (ii) pay all maintenance and operating costs of the Property in the ordinary course of business, including, without limitation, all maintenance costs or expenses with respect to the Permitted Exceptions. Lessee shall have the right to make repairs as opposed to replacements so long as it otherwise complies with the terms of this provision of this Section 16. Lessor hereby assigns to Lessee all building contractor, subcontractor, and manufacturer's warranties and guarantees, if any, applicable to the Property, and Lessor shall cooperate with Lessee at Lessee’s request and sole cost in any action to enforce such warranties and guarantees. Lessee waives any right to (a) require Lessor to maintain, repair or rebuild all or any part of the Property or (b) make repairs at the expense of Lessor, pursuant to any Applicable Regulations at any time in effect. Notwithstanding anything to the contrary herein, Lessee shall have no obligation to make any capital replacements, additions, improvements or repairs during the last year of the Lease Term then in effect. In accordance with Section 21 below, Lessor shall have the right to inspect the Property to ensure compliance with this Section.
17.    Alterations and Improvements.
A.    Lessee shall not alter the Property, including the structural elements or building systems of the Property, in any manner without the prior written consent of Lessor, which consent shall not be unreasonably withheld or conditioned. Notwithstanding the foregoing, Lessee may undertake, without Lessor’s consent, any (1) non-structural alterations to the Property costing no more than

$1,000,000.00 in any one instance, including alterations to the exterior of the buildings and improvements, or (2) alterations to the mechanical, electrical, plumbing or other building systems costing no more than $300,000.00 in any one instance, provided that all such alterations are performed in a good and workmanlike manner using reputable and qualified contractors, in compliance with all Applicable Regulations, and provided further that Lessee shall obtain and comply with all required permits and governmental approvals in connection therewith. For purposes of this Lease, alterations to the structural elements of the Property shall mean:

Property; or
(i)    alterations which affect the foundation or “footprint” of the improvements at the

(ii)    alterations which involve the structural elements of the improvements at the
Property, such as a load-bearing wall, structural beams, columns, supports or roof.
B.    Without the consent of Lessor, Lessee may install any signs or similar signage on the Property so long as it is in compliance with Applicable Regulations and any applicable Permitted Exceptions.
C.    Any work at any time commenced by Lessee on the Property shall be at Lessee’s sole cost and expense, shall be performed by a licensed contractor, shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply fully with all the terms of this Lease. Upon completion of any alterations requiring Lessor consent, Lessee shall promptly provide Lessor with (i) evidence of full payment to all laborers and materialmen contributing to the alterations, (ii) if plans and specifications for the alterations were required in order to obtain permits for the applicable work, a certificate from an architect or engineer, as applicable, certifying the alterations to have been completed in conformity with the plans and specifications, (iii) a certificate of occupancy (if the alterations are of such a nature as would require the issuance of a certificate of occupancy), and (iv) any other documents or information reasonably requested by Lessor. Any addition to or alteration of the Property (excluding any Personal Property) shall automatically be deemed a part of the Property and belong to Lessor, and Lessee shall execute and deliver to Lessor such instruments as Lessor may require to evidence the ownership by Lessor of such addition or alteration. Lessee shall execute and file or record, as appropriate, a “Notice of Non-Responsibility,” or any equivalent notice permitted under applicable law in the state where the Property is located. In addition, for any alterations costing in excess of Two Million and No/100 Dollars ($2,000,000.00) in any one instance, at Lessor’s option, Lessee shall, prior to commencement of such work, obtain and deliver (or cause its contractor to obtain and deliver) to Lessor payment and performance bonds, in form and substance reasonably satisfactory to Lessor, issued by a surety company licensed to do business in the state in which the Property is located and reasonably acceptable to Lessor, naming Lessor as an additional obligee, in an amount equal to one-hundred percent (100%) of the estimated cost of such work; provided, however, that if Lessee demonstrates that there are no contractors, having the qualifications necessary to complete the applicable alterations at a reasonable cost, within a fifty (50) mile radius of the Property and reasonably capable of obtaining such bonds at a reasonable cost (a “Bondable Contractor”), then Lessor may, in its reasonable discretion, elect to waive or decrease the amount of the foregoing bonding requirement.
18.    Indemnification.
A.    Lessee shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties for, from and against any and all Losses (excluding Losses suffered by an Indemnified Party directly arising out of the gross negligence or willful misconduct of such Indemnified Party) caused by, incurred or resulting from Lessee’s operations of, or relating in any manner to, the Property, whether relating to their original design or construction, latent defects, alteration, maintenance, use by Lessee or any person thereon, supervision or otherwise, or from any breach of, default under, or failure to perform, any term or provision of this Lease by Lessee, its officers, employees, agents or other persons, or to which any Indemnified Party is subject because of Lessor’s interest in the Property, including, without limitation, Losses arising from (i) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about the Property or portion thereof or on the adjoining sidewalks, curbs, parking areas, streets or ways, (ii) any use, non-use or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, the Property or any portion thereof or on the adjoining sidewalks, curbs, parking areas, streets or ways, (iii) any representation or warranty made herein by Lessee, in any certificate delivered in connection herewith or in any other agreement to which Lessee is a party or pursuant thereto being false or misleading in any material respect as of the date of such representation or warranty was made, (iv) performance of any labor or services or the furnishing of any materials or other property in respect to the Property or any portion thereof, (v) any taxes, assessments or other charges which Lessee is required to pay under Section 8, (vi) any lien, encumbrance or claim arising on or against the Property or any portion thereof under any Applicable Regulation or otherwise which Lessee is obligated hereunder to remove and discharge, or the failure to comply with any Applicable Regulation, (vii) the claims of any invitees, patrons, licensees or subtenants of all or any portion of the Property or any Person acting through or under Lessee or otherwise acting under or as a consequence of this Lease or any sublease, (viii) any act or omission of Lessee or its agents, contractors, licensees, subtenants or invitees, (ix) any contest referred to in Section 8, and (x) the sale of liquor, beer or wine on the Property.

B.    Subject to the provisions of Section 15.C Lessee shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties for, from and against any and all Losses (excluding Losses suffered by an Indemnified Party directly arising out of such Indemnified Party’s gross negligence or willful misconduct) and costs of Remediation, engineers’ fees, environmental consultants’ fees, and costs of investigation (including but not limited to sampling, testing, and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas) imposed upon or incurred by or asserted against any Indemnified Parties, and directly or indirectly arising out of or in any way relating to any one or more of the following:
(i)    any presence of any Hazardous Materials in, on, above, or under the Property;
(ii)    any past, present or Threatened Release in, on, above, under or from the Property;
(iii)    any activity by Lessee, any person or entity affiliated with Lessee in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Property of any Hazardous Materials at any time located in, under, on or above the Property;
(iv)    any activity by Lessee, any person or entity affiliated with Lessee in connection with any actual or proposed Remediation of any Hazardous Materials at any time located in, under, on or above the Property , including but not limited to any removal, remedial or corrective action;
(v)    any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Property or operations thereon, including but not limited to any failure by Lessee, any person or entity affiliated with Lessee or any tenant or other user of the Property to comply with any order of any Governmental Authority in connection with any Environmental Laws, or any failure by Lessee to timely comply with any Tier Two reporting requirements;
(vi)    the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Property;
(vii)    any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Lease;
(viii)    any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with the Property, including but not limited to costs to investigate and assess such injury, destruction or loss;
(ix)    any acts of Lessee, any person or entity affiliated with Lessee in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Materials owned or possessed by Lessee, any person or entity affiliated with Lessee, at any facility or incineration vessel owned or operated by another person or entity and containing such or similar Hazardous Materials;

(x)    any acts of Lessee, any person or entity affiliated with Lessee in accepting any Hazardous Materials for transport to disposal or treatment facilities, incineration vessels or sites selected by Lessee, any person or entity affiliated with Lessee or any tenant or other user of the Property, from which there is a Release, or a Threatened Release of any Hazardous Materials which causes the incurrence of costs for Remediation; or
(xi)    any personal injury, wrongful death, or property damage arising under any statutory or common law or tort law theory, including but not limited to damages assessed for the maintenance of a private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Property, to the extent caused by, or arising from the acts of, Lessee.
C.    Lessor shall, at its sole cost and expense, indemnify, defend, and protect Lessee, and hold Lessee harmless from any and all liability directly arising as a result of (i) the gross negligence or willful misconduct of Lessor or its agents and employees, or (ii) a breach by Lessor of this Lease (a “Lessor Indemnified Matter”). The provisions of this Section 18.C shall survive the expiration or earlier termination of this Lease for such period of time as shall be equal to the statute of limitations applicable to the relevant Lessor Indemnified Matter, and shall not be limited by reason of any insurance carried by Lessor and Lessee.
D.    Lessee’s obligations under this Section 18 shall survive the expiration or earlier termination of this Lease.
19.    Quiet Enjoyment. So long as Lessee shall pay the rental and other sums herein provided and shall keep and perform all of the terms, covenants and conditions on its part herein contained, Lessee shall have the right to the peaceful and quiet occupancy of the Property without hindrance or interference by Lessor or others claiming by, through or under Lessor.
20.    Condemnation or Destruction.
A.    In the event of a taking of all or any part of the Property for any public or quasi-public purpose by any lawful power or authority by exercise of the right of condemnation or eminent domain or by agreement between Lessor, Lessee and those authorized to exercise such right (“Taking”) or the commencement of any proceedings or negotiations which might result in a Taking or any material damage to or destruction of the Property or any part thereof (“Casualty”), Lessee or Lessor will promptly give written notice thereof to the other party, generally describing the nature and extent of such Taking, proceedings, negotiations or Casualty and including copies of any documents or notices received in connection therewith. Thereafter, Lessee shall promptly send Lessor copies of all correspondence and pleadings relating to any such Taking, proceedings, negotiations or Casualty. During all periods of time following a Casualty, Lessee shall ensure that the Property is secure and does not pose any risk of harm to adjoining property owners or occupants or third parties.
B.    In the event of a Taking of the whole of the Property, other than for temporary use (a “Total Taking”), the obligations of Lessee shall terminate as of the date of the Total Taking. If the date of such Total Taking is other than the first (1st) day of a month, the Base Annual Rental payable for the month in which such Total Taking occurs shall be apportioned as of the date of the Total Taking. Lessee’s obligations to Lessor under Section 18 of this Lease with respect to the Property and Lessee’s obligation to pay all other sums of money under this Lease (whether payable to Lessor or to a third-party) which accrue prior to the date of such Total Taking shall survive the termination of this Lease. A Total Taking shall include a Taking, other than for a temporary use, of such a substantial part of the Property as shall result in the portion of the Property remaining after such Taking being unsuitable for the Permitted Use, as determined by Lessee in the exercise of good faith business judgment based on the portion of the Property subject to such Taking. Lessor shall be entitled to receive an award for the value of its fee interest in the Property in connection with a Total Taking and Lessee will be entitled to an award for the value of its leasehold interest. In addition, Lessee shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of Personal Property, the interruption of its business and moving expenses.
C.    In the event of a Taking of all or any part of the Property for a temporary use (a “Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Base Annual Rental, Additional Rental or any other sum payable hereunder. Except as provided below and subject to the terms and provisions of the Loan Documents, Lessee shall be entitled to the entire award for a Temporary Taking, whether paid by damages, rent or otherwise, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which case the award made for such Taking shall be apportioned between Lessor and Lessee as of the date of such expiration. At the termination of any such Temporary Taking, Lessee will, at its own cost and expense and pursuant to the terms of Section 16 above, promptly commence and complete the restoration of the Property affected by such Temporary Taking.
D.    In the event of a Taking which is not a Total Taking or a Temporary Taking (a “Partial Taking”), all awards, compensation or damages shall be paid to Lessor, and Lessor shall have the option to (i) subject to the right of Lessee to elect otherwise as set forth in the following sentence, terminate this Lease by notifying Lessee within sixty (60) days after title has vested in the taking authority or (ii) continue this Lease in effect, which election may be evidenced by either a written notice from Lessor to Lessee or Lessor’s failure to notify Lessee that Lessor has elected to terminate this Lease within such 60-day period. Lessee shall have a period of sixty (60) days after Lessor’s notice that it has elected to terminate this Lease during which to elect to continue this Lease on the terms herein provided. If Lessor elects to terminate this Lease and Lessee does not elect to continue this Lease or shall fail during such 60-day period to notify Lessor of Lessee’s intent to continue this Lease, then this Lease shall terminate as of the last day of the month during which such period expired. Lessee shall then immediately vacate and surrender the Property, all obligations of either party hereunder shall cease as of the date of termination (provided, however, Lessee’s obligations to Lessor under any indemnification provisions of this Lease with respect to the
Property (including, without limitation, Section 18) and Lessee’s obligations to pay Base Annual Rental, Additional Rental and all other sums (whether payable to Lessor or a third party) accruing under this Lease prior to the date of termination shall survive such termination. If Lessor elects not to terminate this Lease, or if Lessor elects to terminate this Lease but Lessee elects to continue this Lease, then this Lease shall continue in full force and effect on the following terms: (i) all Base Annual Rental, Additional Rental and other sums and obligations due under this Lease shall continue unabated, and (ii) Lessee shall promptly commence and diligently prosecute restoration of the Property to the same condition, as nearly as practicable, as prior to such Partial Taking as approved by Lessor, which approval shall not be unreasonably withheld, conditioned or delayed. Lessor shall promptly make available an amount up to but not exceeding the amount of any award, compensation or damages received by Lessor after deducting all reasonable out-of-pocket costs, fees and expenses incident to the collection thereof, including all reasonable out-of-pocket costs and expenses incurred by Lessor and Lender in connection therewith (the “Net Restoration Amount”). Lessor shall be entitled to keep any portion of the Net Restoration Amount which may be in excess of the cost of restoration, and Lessee shall bear all additional costs, fees and expenses of such restoration in excess of the Net Restoration Amount.
E.    In the event of a Casualty, Lessee shall repair and restore the Property to substantially its condition immediately before the damage or destruction occurred, including buildings and all other improvements on the Property, as soon as circumstances permit. The proceeds from the property insurance policy covering the Property shall be made available to and utilized by Lessee for restoration and repair of the Property in compliance with Lessee’s obligations pursuant to this Section 20.E. Lessee, and not Lessor, shall be responsible for paying for any cost of repairs and restoration in excess of the proceeds available from insurance policies procured by Lessee. Lessee shall not be entitled to any rent abatement during or resulting from any disturbance from partial or total destruction of the Property, and in no event shall Lessee be entitled to terminate this Lease, except as provided in this Lease.
F.    In lieu of undertaking its repair and restoration obligations as set forth in Section 20.E above, Lessee may terminate this Lease upon giving written notice to Lessor within sixty (60) days following the date upon which the Property is damaged or destroyed, provided: (i) such damage or destruction occurs within the last three (3) years of the Initial Lease Term or any extension thereof; (ii) the Property is totally or substantially damaged or destroyed (as defined below); (iii) Lessee is not then in default or breach of this Lease beyond applicable notice and cure periods; and (iv) in the event of an insured casualty, Lessee timely files an appropriate claim with its insurance carrier in connection with such damage or destruction and thereafter promptly pays over to Lessor the entirety of insurance proceeds received in connection with the loss (excluding sums paid in connection with Lessee’s Personal Property), plus a sum equal to the deductible, or in the event of an uninsured casualty, Lessee promptly pays over to Lessor a sum equal to the total cost to repair and restore (including, without limitation, all hard costs, soft costs and related costs). As used herein, the phrase “substantially damaged or destroyed” during (i) the third (3rd) to final Lease Year shall mean that the restoration or repair cost as estimated by at least two (2) reputable general contractors properly licensed in the State in which the Property is located exceeds thirty-five percent (35%) of the replacement value of the improvements immediately prior to such damage or destruction, (ii) during the second (2nd) to final Lease Year shall mean that the restoration or repair cost as estimated by at least two (2) reputable general contractors properly licensed in the State in which the Property is located exceeds twenty percent (20%) of the replacement value of the improvements immediately prior to such damage or destruction, and (iii) during the final Lease Year shall mean damage to the Property, the restoration and repair of which would reasonably be expected to take longer than ninety (90) days to complete. This Lease will terminate effective on the date Lessor receives the total sum due pursuant to this Section 20.F. Upon such termination, Lessor and Lessee shall be released from all obligations and liabilities under this Lease, with the exception of those liabilities which, pursuant to the terms of this Lease, accrued prior to the termination date and survive termination or expiration of this Lease.
21.    Inspection. Lessor and its authorized representatives shall have the right, during non-business hours and upon not less than two (2) business days’ prior written notice, to enter the Property or any part thereof at reasonable times in order to inspect the same and make photographic or other evidence concerning Lessee’s compliance with the terms of this Lease or in order to show the Property to prospective purchasers and lenders; however, Lessor shall have the right to enter upon the Property at any time in the event of an emergency so long as Lessor shall have used reasonable efforts not to unreasonably interrupt Lessee’s normal business operations.
22.    Leasehold Mortgage Provisions.
A.    Lessee shall have the right, without the consent of Lessor to encumber or otherwise mortgage its leasehold interest in this Lease pursuant to a Leasehold Mortgage in favor of a Lessee Lender provided that:
(i)    any such Leasehold Mortgage shall, by its express terms, (a) not encumber Lessor’s interest in the Property, and (b) be subordinate to any Mortgage (provided, however, that Lessee Lender’s interest under such Leasehold Mortgage shall not be disturbed so long as no Event of Default exists),
(ii)    Lessor, Lessee Lender and Lender, if any, shall enter into a non-disturbance agreement and such other agreements as reasonably requested by Lessee Lender, each in a form reasonably acceptable to such parties, provided that no such agreement shall expand or modify Lessor’s or Lessee’s obligations under this Lease; and
(iii)    Lessee shall promptly reimburse Lessor for all reasonable out-of-pocket costs and expenses incurred by Lessor in connection with the agreements requested under the foregoing clause (ii) hereof.
B.    This Lease shall not be subject to termination by Lessor solely by reason of or upon the happening of a judicial or non-judicial foreclosure of any Leasehold Mortgage, or the acquisition by a Lessee Lender of Lessee’s interest in the Property, by resort to any remedy for default under or pursuant to a Leasehold Mortgage, or conveyance in lieu of foreclosure thereof. If Lessor has received written notice from Lessee or a Lessee Lender that a Leasehold Mortgage is in effect, then so long as such Leasehold Mortgage remains in effect Lessor shall not accept an early surrender or other early voluntary termination of this Lease by Lessee, except where such early surrender or early termination is a result of Lessee’s default hereunder.

C.    Upon written request from Lessee, Lessor agrees to deliver an estoppel certificate in favor of Lessee Lender regarding this Lease, in form and substance reasonably acceptable to Lessor and Lessee Lender. If Lessor delivers to Lessee a notice of default under this Lease, Lessor shall notify any Lessee Lender that has delivered to Lessor a prior written request for such notice, and Lessor shall recognize and accept the performance of any obligation of Lessee hereunder by Lessee Lender (provided said performance occurs within the same cure periods as provided to Lessee under this Lease; provided, further, that in the case of defaults not curable by the payment of money and where cure cannot be commenced without first recovering possession, the cure period shall be extended to include the period reasonably required for the Lessee Lender to obtain possession of the Property so long as such Lessee Lender has commenced such proceedings to obtain possession within said thirty (30) day period and thereafter diligently pursues such proceedings to completion).
D.    So long as a Lessee Lender has cured all of the outstanding defaults of Lessee hereunder (unless such default is of the type that cannot be cured by Lessee Lender) and has performed the obligations to be performed by it hereunder during the period of its possession, such Lessee Lender shall have the right to assign this Lease to a Person who shall assume in a written instrument reasonably satisfactory to Lessor the obligations of Lessee hereunder, whereupon such Lessee Lender shall be relieved of all further liability for performance of the obligations hereof arising from and after the date of such assignment.

E.    If a Lessee Lender has cured all of the outstanding defaults of Lessee, or taken action to cure all such defaults of Lessee and this Lease nonetheless shall be terminated as a result of any default by Lessee, or be rejected or disaffirmed pursuant to any bankruptcy law or other law affecting creditors' rights, such Lessee Lender shall have the right, exercisable by written notice to Lessor and execution and delivery of a new lease by such Lessee Lender within thirty (30) days after the effective date of such termination, to enter into a new lease of the Property with Lessor. The term of said new lease shall begin on the date of the termination of this Lease and shall continue for the remainder of the term of this Lease. Such new lease shall otherwise contain the same terms and conditions as those set forth herein, including, without limitation, such options to extend the term hereof as shall then remain. The rights granted herein to such Lessee Lender to a new lease shall survive any termination of this Lease. Notwithstanding anything to the contrary in this Lease, any new lease made pursuant to this Section 22 shall be prior and senior in lien and priority to any mortgage or other lien, charge or encumbrance on Lessor’s fee interest in the Property, to the same extent as the terminated Lease. Nothing contained in this Lease shall require any Lessee Lender to enter into a new lease, or to cure any default of Lessee under this Lease.

F.    Lessor agrees that the name of a Lessee Lender may be added to the “Loss Payable Endorsement” of any and all insurance policies required to be carried by Lessee hereunder on condition that the insurance proceeds are to be applied in the manner specified in this Lease.
G.    So long as any Leasehold Mortgage remains outstanding, the fee title and the leasehold estate created by this Lease shall not merge but shall always be kept separate and distinct, notwithstanding the union of such estates in either the Lessor or the Lessee or a third party, by purchase or otherwise.
23.    Default, Remedies and Measure of Damages.
A.    Each of the following shall be an event of default by Lessee under this Lease (each, an “Event of Default”):
(i)    If any Base Monthly Rental due under this Lease is not paid when due and such failure continues for five (5) Business Days or more following written notice from Lessor;
(ii)    If any other amount owing under this Lease is not paid when due and such failure continues for ten (10) Business Days or more following written notice from Lessor;
(iii)    Subject to the provisions of Section 8, if Lessee fails to pay, prior to delinquency, any taxes, assessments or other charges, the failure of which to pay will result in the imposition of a lien against the Property pursuant to Applicable Regulations;
(iv)    If Lessee becomes insolvent within the meaning of the Code, files or notifies Lessor that it intends to file a petition under the Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, an “Action”), becomes the subject of either a petition under the Code or an Action, in either event, filed against Lessee which is not dismissed within ninety (90) days after such filing, or is not generally paying its debts as the same become due;
(v)    If Lessee shall fail to maintain insurance in accordance with the requirements of Section 10 of this Lease;
(vi)    If Lessee fails to obtain Lessor’s prior written consent to any assignment, sublease, transfer, change of control, or other transaction under Section 26 of this Lease for which Lessor’s prior written consent is required thereunder;
(vii)    Intentionally Omitted;
(viii)    If Lessee shall fail to make any payment of principal or interest on any obligations for borrowed money having an original principal balance of $40,000,000.00 or more in the aggregate, or Lessee shall default (beyond the expiration of any applicable cure period) in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if an effect of such default is to cause such obligation to become due prior to its stated maturity;

(ix)    If a final, non-appealable judgment or judgments (other than a judgment, if any, entered in favor of Coulomb Solutions Inc. against Lessee in a lawsuit filed in the United States District Court for the Eastern District of Michigan (Case No. 2:24-cv-11048)) for the payment of money in excess of $3,000,000.00 in the aggregate shall be rendered against Lessee and the same shall remain undischarged for a period of sixty (60) consecutive days;
(x)    If Lessee shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution and such proceeding shall remain undischarged or unstayed ninety (90) days after it is commenced;
(xi)    If the estate or interest of Lessee in the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such proceeding shall not be vacated or discharged within ninety (90) days after it is commenced; or
(xiii)    If there is a default beyond the applicable cure period under the Existing Warehouse Property Lease which is not resolved by negotiation between Lessee and Indiana Holdings within ninety
(90) days after the occurrence of the default (which Lessee will use diligent efforts to resolve), unless Indiana Holdings has given notice to Lessee of its intent to terminate the Existing Warehouse Property Lease or to commence eviction proceedings.
(xiv)    Except with respect to the events described in Sections 23.A. (i)-(xiii) above, if Lessee fails to observe or perform any of the other covenants, conditions, or obligations of this Lease; provided, however, such failure shall not constitute an Event of Default hereunder unless and until Lessor shall have given Lessee written notice thereof and a period of thirty (30) days shall have elapsed, during which period Lessee may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand. If such failure cannot reasonably be cured within such 30-day period and Lessee is diligently pursuing a cure of such failure, then no Event of Default shall be deemed to have occurred so long as Lessee has commenced to cure such failure within such 30-day period and is diligently pursuing the cure of the same.
B.    Subject to the Lessor’s Waiver and any sublease recognition agreement otherwise entered into by Lessor with any subtenant, upon the occurrence and during the continuance of an Event of Default, with or without notice or demand, except the notice prior to default required under certain circumstances by subsection A above, or such other notice as may be required by statute and cannot be waived by Lessee (all other notices being hereby waived), Lessor shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at law or in equity, including without limitation, any one or more of the following as well:
(i)    To terminate this Lease, whereupon Lessee’s right to possession of the Property shall cease and this Lease shall be terminated. If Lessor terminates the Lease, then Lessor shall be entitled to recover from Lessee (a) all Base Monthly Rental and Additional Rental due for periods prior to the date of termination,
(b) all Re-Entry and Reposession Costs, and (c) as liquidated damages (and not as a penalty), a sum equal to the present worth of the excess, if any, of all Base Monthly Rent, Additional Rental, and other sums that would otherwise have been due under this Lease from the date termination through the expiration of the Lease Term had it not been terminated (excluding any then-unexercised Renewal Terms), reduced by (a) the fair market rental value of the Property for the same period (the burden of proof with respect to such determination to be on Lessee), and (b) any amounts actually received by Lessor from the reletting of the Property (after deducting reasonable Re-Entry and Repossession Costs), all discounted to present value (at the rate of six percent (6%) per annum).
(ii)    To reenter and take possession of the Property, and, to the extent permissible and appurtenant to the Property, all licenses, area development agreements, permits and other rights or privileges of Lessee pertaining to the use and operation of the Property and to expel Lessee and those claiming under or through Lessee, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. Any reentry or repossession of the Property by Lessor shall be deemed for the account of Lessee and shall not be deemed to constitute a termination of this Lease, unless expressly stated in writing. No notice from Lessor hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Lessor to terminate this Lease unless such notice specifically so states. If Lessee shall, after default, voluntarily give up possession of the Property to Lessor, deliver to Lessor or its agents the keys to the Property, or both, such actions shall be deemed to be in compliance with Lessor’s rights and the acceptance thereof by Lessor or its agents and shall not be deemed to constitute a termination of this Lease, unless expressly stated in writing. Lessor reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate as specified in said notice.
(iii)    To bring an action against Lessee for any damages sustained by Lessor or any equitable relief available to Lessor.
(iv)    To relet the Property or any part thereof for such term or terms (including a term which extends beyond the original Lease Term), at such rentals and upon such other terms as Lessor, in its sole discretion, may determine, with all proceeds received from such reletting being applied to the rental and other sums due from Lessee in such order as Lessor may, in its sole discretion, determine, which other sums include, without limitation, all repossession costs, brokerage commissions, reasonable attorneys’ fees and expenses, alteration, remodeling and repair costs and expenses of preparing for such reletting (collectively, “Re-Entry and Repossession Costs”). Lessor shall use reasonable efforts to relet the Property and mitigate its damages. Lessor reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate as specified in said notice. No reentry, repossession, reletting or other action by Lessor shall be deemed to waive or prejudice any other right or remedy which Lessor may have under this Lease or at law or in equity, including the right to recover unpaid Rent or other damages.
(v)    To recover from Lessee all reasonable costs and expenses, including reasonable attorneys’ fees, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, paid or incurred by Lessor as a result of such breach, regardless of whether or not legal proceedings are actually commenced. Such amounts shall be recoverable as Additional Rent.
(vi)    To immediately or at any time thereafter, and with or without notice, at Lessor’s sole option but without any obligation to do so, correct such breach or default and charge Lessee all costs and expenses incurred by Lessor therein. Any sum or sums so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor. Any such acts by Lessor in correcting Lessee’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Lessor’s right to exercise any or all remedies set forth herein. In the event of an emergency, Lessor may take such actions without prior notice to Lessee.
(vii)    Set off, with or without notice, any money of Lessee held by Lessor under this Lease against any sum owing by Lessee hereunder. Lessor’s rights under this subsection shall be in addition to any statutory or common law rights of setoff or recoupment.
C.    All powers and remedies given by this Section 23 to Lessor, subject to applicable law and the provisions herein, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Lessor under this Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Lessee contained in this Lease, and no delay or omission of Lessor to exercise any right or power accruing upon the occurrence and during the continuance of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given by this Section 23 or by law to Lessor may be exercised from time to time, and as often as may be deemed expedient, by Lessor, subject at all times to Lessor’s right in its sole judgment to discontinue any work commenced by Lessor or change any course of action undertaken by Lessor. Notwithstanding anything to the contrary contained in this Lease, in the event of any default by Lessee under this Lease, Lessor shall in each case use its reasonable efforts to mitigate its damages.
If an Event of Default has occurred and is continuing as a result of Lessee’s failure to observe or perform any of its obligations under this Lease or in the event of an emergency, then, without waiving any Event of Default which may result from such failure or emergency, Lessor may, but without any obligation to do so, take all actions, including, without limitation, entry upon the Property to perform Lessee’s obligations, immediately and without notice in the case of an emergency and upon five (5) days written notice to Lessee in all other cases. All expenses incurred by Lessor in connection with performing such obligations, including, without limitation, reasonable attorneys’ fees and expenses, together with interest at the Default Rate from the date any such expenses were incurred by Lessor until the date of payment by Lessee, shall constitute Additional Rental and shall be paid by Lessee to Lessor upon demand.
24.    Liens; Mortgages, Subordination, Nondisturbance and Attornment.
A.    Lessor’s interest in this Lease and/or the Property shall not be subordinate to any liens or encumbrances placed upon the Property by or resulting from any act of Lessee, and nothing herein contained shall be construed to require such subordination by Lessor. Lessee shall keep the Property free from any liens for work performed, materials furnished or obligations incurred by Lessee. If any mechanic’s or materialmen’s lien is filed against the Property arising from work performed, materials furnished, or obligations incurred by or on behalf of Lessee or Lessee’s agents, employees, or representatives, then Lessee shall cause such lien to be discharged or bonded over within sixty (60) days after Lessee receives notice of such lien.
B.    This Lease shall be subordinate to the lien of any and all mortgages, deeds to secure debt and trust deeds now or hereafter placed upon the Property by Lessor, and Lessee covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of all such mortgages, deeds to secure debt or trust deeds as shall be reasonably requested by Lessor, or any present or proposed mortgagees or lenders under deeds to secure debt or trust deeds, upon the condition that: (i) Lessee shall have the right to remain in possession of the Property under the terms of this Lease and Lessee’s use and enjoyment of the Property shall not be disturbed, notwithstanding any default in any or all such mortgages or trust deeds, or after foreclosure thereof, so long as no Event of Default shall have occurred and be continuing after the expiration of the notice and cure provided to Lessee and Lessee Lender and (ii) the holder of such mortgage or lien, Lessor and Lessee shall execute and record a non-disturbance and attornment agreement (“Non-Disturbance Agreement”) in the form attached hereto as Exhibit B, and incorporated by reference herein. If Lessee fails to execute such Non-Disturbance Agreement fifteen (15) business days after request, such failure shall constitute an Event of Default under this Lease.
C.    If any landlord, mortgagee, receiver, Lender or other secured party validly exercises its right to elect to have this Lease and the interest of Lessee hereunder be superior to any of such ground lease, mortgage, deed to secure debt or trust deed and evidences such election by written notice given to Lessee, then this Lease and the interest of Lessee hereunder shall be deemed superior to any such ground lease, mortgage, deed to secure debt or trust deed, whether this Lease was executed before or after such ground lease, mortgage, deed to secure debt or trust deed and in that event such landlord, mortgagee, receiver, Lender or other secured party shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of such ground lease, mortgage, deed to secure debt or trust deed and had been assigned to such landlord, mortgagee, receiver, Lender or other secured party.

D.    In the event any purchaser or assignee of Lender at a foreclosure sale acquires title to the Property, or in the event Lender or any assignee otherwise succeeds to the rights of Lessor as landlord under this Lease, Lessee shall attorn to Lender or such purchaser or assignee, as the case may be (a “Successor Lessor”), and recognize the Successor Lessor as lessor under this Lease, and, subject to the provisions of this Section 24, this Lease shall continue in full force and effect as a direct lease between the Successor Lessor and Lessee, provided that the Successor Lessor shall only be liable for any obligations of the lessor under this Lease which accrue after the date that such Successor Lessor acquires title. Subject to the provisions of this Section 24, the foregoing provision shall be self-operative and effective without the execution of any further instruments. Lessee waives the provisions of any law now or hereafter in effect which may give Lessee any right of election to terminate this Lease or to otherwise be relieved of Lessee’s obligations hereunder, solely as the result of any such foreclosure proceeding being prosecuted or completed or a deed in lieu of foreclosure being given.
E.    If Lessee has been given written notice of a lender of Lessor having a recorded lien upon all or any part of the Property, and the name and current notice address of such lender, then Lessee will give such Lender notice of any breach or default by Lessor of any of its obligations under this Lease simultaneously with the giving of such notice to Lessor, and Lessee shall give such lender at least sixty (60) days beyond any notice period to which Lessor might be entitled to cure such default before Lessee may exercise any remedy with respect thereto. Lessee agrees that no termination of this Lease, and no modification of this Lease that results in a reduction in rent or any other amount Lessee is obligated to pay under this Lease, shortens the term of the Lease, or materially increases Lessor’s obligations under the Lease, shall be effective without the prior written consent of any such Lender who has provided Lessee with notice of its interest.
25.    Estoppel Certificate. Within twenty (20) days following any written request which Lessor, Lender (on behalf of Lessor) or Lessee (the “Requesting Party”) may make from time to time, to the other party to this Lease (the “Responding Party”), the Responding Party shall execute and deliver to the
Requesting Party a statement certifying: (i) the commencement and expiration dates of this Lease; (ii) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications hereto, that this Lease is in full force and effect, and stating the date and nature of such modifications); (iii) the date to which the rental and other sums payable under this Lease have been paid; (iv) that there are no current defaults under this Lease by the Responding Party or, to the Responding Party’s knowledge, the Requesting Party, except as specified therein; (v) the capacity of the person executing such certificate and that such person is duly authorized to executed the same on behalf of the Responding Party; and (vi) such other matters reasonably requested by such Requesting Party. Lessor and Lessee intend that any statement delivered pursuant to this Section 25 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Property or any interest therein. Responding Party’s failure to deliver such statement within such time shall be conclusive upon Responding Party that: (a) this Lease is unmodified and in full force and effect without modification except as may be represented by the

Requesting Party; (b) that there are no uncured defaults in the Requesting Party’s performance and (c) that not more than one (1) month’s rental has been paid in advance.
26.    Right of First Offer; Assignment and Subletting.
A.    Lessee, together with its successors and assigns, shall have the right of first offer to purchase the Property (or the applicable portion of the Property) on the following terms and conditions:
(i)    If, at any time during the Lease Term, Lessor (its successors or assigns) elects to sell its fee interest in Property (or any portion thereof) including (if Lessor is a single-asset entity whose sole real property holding is the Property) by means of a sale directly or indirectly of the partnership interests, membership interests, stock, or other equity interests of Lessor or any direct or indirect parent entity of Lessor or by means of a merger of Lessor or any direct or indirect parent entity of Lessor (provided, however, that the foregoing shall expressly exclude any such sale or transfer to any Affiliate of Lessor or any entity for estate planning purposes) to any non-Affiliated third party in an arms-length transaction, Lessor shall provide written notice to Lessee of the terms and conditions upon which Lessor would be willing to sell the Property (or such portion of the Property) (the "Lessor’s Notice"). Lessor's Notice shall set forth the purchase price and other material economic terms and conditions (including, without limitation, a statement regarding whether the Property (or such portion) will be sold free and clear of all deeds of trust, mortgages, or other similar instruments affecting the Property) under which Lessor is willing to sell the Property (or such portion) to Lessee (the "Material Terms"), but shall not constitute an agreement between the parties or an offer to sell such Property. Lessor agrees to bargain in good faith on any terms not stated in Lessor's Notice.
(ii)    Lessee shall have thirty (30) calendar days after receipt of Lessor's Notice (the "Lessee Response Period") to notify Lessor in writing whether or not Lessee desires to purchase the Property (or the applicable portion of the Property) (the "Lessee’s Notice"). If Lessee notifies Lessor of Lessee's desire to purchase the Property (or such portion of the Property) within the Lessee Response Period, Lessor and Lessee shall promptly enter into a purchase and sale agreement for the Property on the Material Terms stated in Lessor 's Notice or on such modified terms as shall be agreed upon by Lessor and Lessee within the thirty (30)-day period set forth below.
(iii)    If: (1) Lessee either: (A) elects not to purchase the Property (or such portion of the Property); or (B) fails to deliver Lessee’s Notice to Lessor within the Lessee Response Period; or (2) if Lessee delivers a Lessee’s Notice, but Lessor and Lessee fail to agree on and execute a purchase and sale agreement within thirty (30) calendar days after the date of Lessor's receipt of Lessee’s Notice (and the parties negotiated in a reasonable manner and in good faith with respect thereto), then Lessee shall be deemed to have waived its right of first offer to purchase the Property (or portion of the Property), and Lessor shall have the right, without any further notice to Lessee, to sell and close on the sale of the Property

(or such portion), to any party upon all of the Material Terms and for a purchase price not less than ninety-five percent (95%) of the purchase price stated in the Lessor’s Notice, free and clear of the Lessee’s right of first offer set forth in this Section 26.A., provided that any such transfer shall be subject to this Lease. If, however, after the date Lessee waived (or is deemed to have waived) its right to purchase the Property (or such portion), Lessor offers the Property (or such portion) to a third party upon Material Terms that are materially more favorable to the purchaser than the Material Terms contained in the Lessor's Notice, or for a purchase price that is less than ninety-five percent (95%) of the purchase price that was offered to Lessee in Lessor’s Notice, Lessor shall re-offer the Property (or such portion) to Lessee on the terms offered to such third party (the "Lessor’s Revised Notice") and the same procedures shall apply with respect to Lessor’s Revised Notice as are set forth above with respect to Lessor’s Notice.
Except as set forth above, Lessor shall have the right to sell or convey the Property subject to this Lease or to assign its right, title and interest as Lessor under this Lease, provided that, so long as no Event of Default has occurred and is continuing, Lessor shall not sell or convey the Property, subject to this Lease or any its rights, title or interest as Lessor under this Lease, to any Competitor. In the event of any permitted sale or assignment other than a security assignment, Lessee shall attorn to such purchaser or assignee and Lessor shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Lessor contained herein that was assumed by such purchaser or assignee, except for obligations or liabilities accrued prior to such assignment or sale.
B.    Except as provided in Section 22 above or in Section 26.C, below (any one of the following, a “Consent-Needed Transaction”) (i) Lessee shall not assign, transfer, convey, pledge or mortgage this Lease or any interest therein, whether by operation of law or otherwise, in whole or in part, including in connection with any change of control without Lessor’s prior written consent, which shall not be unreasonably conditioned, delayed or withheld; and (ii) Lessee shall not sublet all or any part of the Property without Lessor’s prior written consent, which consent may be withheld in Lessor’s sole discretion. Any assignment, sublease, transfer, change of control, or other transaction in violation of this Section 26 shall be null and void. No assignment of this Lease or subletting of the Property shall relieve Lessee of any of its obligations under this Lease, whether accruing before or after such assignment or sublease. If Lessor and any assignee of Lessee’s interest in this Lease (other than an assignee that is an Affiliate of Lessee) modify or amend this Lease without Lessee’s consent so as to increase the obligations of Lessee, Lessee’s liability shall not be increased, but shall continue as it existed prior to the modification or amendment. No assignment or sublease shall under any circumstances impose any additional obligations on Lessor under this Lease. Lessor shall approve or deny such request for consent as soon as practicable but no later than ten (10) business days after receipt of Lessee’s notice to Lessor requesting consent together with all materials and any other information (and in such detail) as may be reasonably necessary to evaluate the proposed transaction and the affected parties. Lessor’s approval of any Consent-Needed Transaction shall be deemed to have been given if a request for approval is submitted to Lessor and Lessor does not respond by approving such proposed Consent-Needed Transaction or stating in reasonable details its objections to such proposed Consent-Needed Transaction within ten (10) business days after Lessor’s receipt of such request for approval and all materials and information required by the immediately preceding sentence; provided that the request for consent clearly states in bold, capitalized font that failure to respond within such ten (10)-business day period shall be deemed approval.
C.    Notwithstanding any provision to the contrary in this Lease, Lessee shall have the right, without Lessor’s consent, at any one time or multiple times during the Lease Term, to:
(i)    assign this Lease to an Affiliate of Lessee;
(ii)    sublease all or any part of the Property to any of Lessee’s dealerships or their upfitters for the purposes of storage of finished goods inventory for dealer pickup; provided that (A) Section 26.F. shall not apply to such subleases, (B) the term of any such sublease shall not exceed the Lease Term, as the same may have been extended, (C) no Event of Default by Lessee exists beyond any applicable notice and cure periods, (D) such sublease is made in the ordinary course of Lessee’s business, and (E) the sublease shall not comprise of more than twenty-five (25%) of the Property;
(iii)    assign its interest in this Lease to any Person or entity acquiring all or substantially all of Lessee’s assets; provided, however, that such assignment shall satisfy the following conditions (collectively, “Permitted Transfer Conditions”): (A) the tangible net worth of the successor transferee, immediately following the effective date of such transfer, is not less than the tangible net worth of Lessee immediately prior to such transfer, and (B) Lessee shall deliver to Lessor, no later than fifteen (15) days prior to the effective date of any such transfer, reasonable evidence of Lessee’s and successor transferee’s tangible net worth, certified by the chief financial officer of Lessee and/or the successor transferee, as applicable; and if the Permitted Transfer Conditions are not satisfied, then Lessee shall obtain Lessor’s prior written consent to such assignment, which consent shall be given or withheld in accordance with Section 26B above; or
(iv)    transfer Lessee’s interest in this Lease in connection with a merger (including, without limitation, pursuant to the Merger Agreement), consolidation, or acquisition involving Lessee, or any direct or indirect parent of Lessee, or to a purchaser of or substantially all of the equity ownership interests of Lessee or its direct or indirect parent entity; provided, however, that such transfer shall satisfy the Permitted Transfer Conditions, and if the Permitted Transfer Conditions are not satisfied, then Lessee shall obtain Lessor’s prior written consent to such transfer, which consent shall be given or withheld in accordance with Section 26B above.
Provided that in any such instance: Lessee shall notify Lessor in writing of the occurrence of the applicable event within thirty (30) days after such event, and shall provide a true and correct copy of the sublease or assignment and assumption agreement, and (y) in the event of an assignment, the assignee shall assume in writing all of Lessee’s obligations hereunder accruing subsequent to the effective date of such assignment and agree to perform all of the obligations of Lessee under this Lease accruing subsequent to the effective date of such assignment (the foregoing requirements being referred to herein as the “Assignment Requirements”).

D.    Notwithstanding the foregoing, none of the following activities shall be subject to the Assignment Requirements, require Lessor’s consent or otherwise be restricted or prohibited hereby: (i) a public offering of common stock or other equity interests of Lessee, or any direct or indirect controlling party of any of them (including any public offering of common stock or other equity interests of Lessee, or any direct or indirect controlling party of any of Lessee) on a nationally or regionally recognized exchange, and following any such public offering, transfers of shares on a nationally or regionally recognized exchange shall be permitted, (ii) Lessee entering into short-term licenses or occupancy agreements with respect to any portion of the Property in the ordinary course of Lessee’s business, or (iii) encumber, pledge, hypothecate or otherwise mortgage Lessee’s interest in the leasehold estate created by this Lease, in accordance with this Lease, or (iv) encumber, pledge, hypothecate or otherwise collaterally assign any interest in Lessee as collateral for any obligation to Lessee Lender in accordance with this Lease.
E.    No assignment of this Lease or subletting of the Property shall relieve Lessee of its obligations under this Lease and Lessee shall remain liable and responsible under this Lease in all respects following such assignment or sublease as if no assignment or sublease had been made; provided, however, and notwithstanding anything contained in this Lease to the contrary, if Lessee assigns all of its right, title and interest in and to this Lease pursuant to Sections 26.C(iii) or (iv) hereof, then Lessee shall be released of its obligations under this Lease as of the effective date of such assignment without any further act on the part of Lessor or Lessee: (i) there is no then existing Event of Default under this Lease and (ii) Lessee delivers the Assignment Requirements to Lessor. Notwithstanding the foregoing, in the event Lessee is released of its obligations under this Lease as provided in this Section 26.E, upon Lessee’s request, Lessor hereby agrees to confirm such release in an instrument reasonably acceptable to Lessor and Lessee.

F.    Subtenant Protections. Lessor shall have no obligation to recognize any subtenant or licensee of Lessee or to permit any such subtenant or licensee to remain in possession of any portion of the Property following a termination of this Lease or the exercise of Lessor’s remedies hereunder, whether or not Lessor has received notice of such sublease or license. Notwithstanding the foregoing, if (a) the sublease was entered into in compliance with this Lease, (b) the subtenant is not in default under such sublease beyond applicable notice and cure periods, and (c) such subtenant has executed and delivered to Lessor a recognition, non-disturbance and attornment agreement in form and substance reasonably satisfactory to Lessor and such subtenant (an “SNDA”), then, Lessor shall recognize such subtenant and enter into a direct lease with such subtenant on the same terms as the sublease. In no event shall Lessor be: (i) bound by any payment of rent made more than one (1) month in advance; (ii) obligated to cure any default of Lessee as sublandlord; (iii) liable for the return of any security deposit not actually received by Lessor; or (iv) bound by any term of the sublease that expands Lessor’s obligations or limits Lessor’s rights under this Lease.

G.    Cure Rights Upon Assignee Default. Upon a default by an assignee of Lessee’s interest in this Lease, Lessor shall not exercise any rights or remedies on account of such default unless Lessor gives notice of such default to the Lessee named herein or its successor by merger, consolidation or stock sale (“Original Lessee”), as well as the tenant in possession, and the opportunity to cure such default within the period of time permitted under the default provisions of this Lease. If this Lease is terminated by Lessor following such notice, then the Original Lessee shall not be liable for any obligations under this Lease unless at the time of termination, Lessor has offered or offers the Original Lessee a new lease for the balance of the Lease Term upon the provisions contained in this Lease and any modification of this Lease previously consented to by Original Lessee, conditioned upon the agreement of the Original Lessee to timely cure any then existing defaults under this Lease which are susceptible to cure by the Original Lessee and which are specified in Lessor’s offer to Original Lessee. Notwithstanding the foregoing, any rights of the Lessee named herein or its successor by merger, consolidation or sale of equity ownership interests to cure shall be deemed waived and of no further force or effect following a permitted assignment where the Lessee has been released pursuant to Section 26.E.

27.    Option to Extend.

A.    Lessee, provided no Event of Default has occurred and is continuing at the time of exercise or at the expiration of the Lease Term, or, if applicable, the preceding extension of the Lease Term, shall have the option to continue this Lease in effect (a “Renewal Option”) in the Lessee’s sole discretion, for up to six
(6) additional Renewal Terms, each in accordance with the terms and provisions of this Lease then in effect, including, without limitation, adjustments in the Base Annual Rental during such renewal term in accordance with the provisions of Section 5, except as provided in Section 27.B.

B.    Notwithstanding the preceding subsection A, for all of the renewal terms, the Base Annual Rental for the first year of each Renewal Term shall be equal to the lesser of (a) the Fair Market Rental (as defined below) for the Property as of the commencement of any applicable Renewal Term or (b) the Base Annual Rental for the immediately preceding year multiplied by 1.03%, and all other provisions under this Lease shall remain the same during such extension periods. "Fair Market Rental" means the fair market rent for the Property, as of the commencement of any Renewal Term, determined as set forth below in this Section 27.B. The parties will meet at a mutually agreeable time and place to present such evidence as either party desires in an effort to mutually and in good faith attempt to arrive at a mutually acceptable fair market rental for the Property. If the parties cannot so agree on a mutually acceptable fair market value within fifteen
(15) calendar days of the receipt by Lessor of the Lessee Extension Notice, then either party, on written notice to the other, shall cause the matter to be submitted to appraisal. Within fifteen (15) calendar days after giving written notice to the other party of its intention to have the matter submitted to appraisal, each party, at its own cost and by giving notice to the other party, shall appoint a qualified real estate appraiser who shall be a member of and hold the MAI designation from the Appraisal Institute and have at least ten years' full-time commercial appraisal experience in the commercial real estate industry within one hundred (100) miles of the Property, to appraise and determine the fair market rental. The two (2) appraisers shall independently, and without consultation, prepare a written appraisal of the fair market rental within thirty
(30) calendar days of their respective appointments. Each appraiser shall seal its respective appraisal after completion. After both appraisals are completed, the resulting estimates of the fair market rental will be opened by the Lessee and the Lessor and compared. If the values of the appraisals differ by no more than five (5%) of the value of the higher appraisal, then the fair market rental will be the average of the two (2) appraisals. If the values of the appraisals differ by more than five percent (5%) of the value of the higher appraisal, the two (2) appraisers shall designate in writing a third appraiser meeting the qualifications set forth above in this Section. The third appraiser must be a person who has not previously acted in any capacity for either party. The third appraiser shall make an appraisal of the fair market rental within thirty (30) days after selection and without consultation with the first two (2) appraisers. The fair market rental will be the value determined by the one of the two (2) appraisers that is closest, on a dollar basis, to the fair market value selected by the third appraiser. This determination of fair market value will be binding and conclusive. Each party shall pay the fees and expenses of its own appraiser, and fifty percent (50%) of the fees and expenses of the third appraiser.
C.    Lessee shall exercise the first extension option by giving notice to Lessor of Lessee’s intention to do so by giving irrevocable written notice to Lessor no less than twelve (12) months and no more than fifteen (15) months prior to the expiration of the Initial Lease Term (any notice given by Lessee to extend the Lease Term, a “Lessee Extension Notice”). If the first extension option is exercised by Lessee, Lessee shall exercise the second extension option by giving notice to Lessor of Lessee’s intention to do so not later than twelve (12) prior to the expiration of the first extension option. If the first two extension options are exercised, Lessee shall exercise the third extension option by giving notice to Lessor of Lessee’s intention to do so not later than twelve (12) prior to the expiration of the second extension option. If the first three extension options are exercised, Lessee shall exercise the fourth extension option by giving notice to Lessor of Lessee’s intention to do so not later than twelve (12) prior to the expiration of the third extension option. If the first four extension options are exercised, Lessee shall exercise the fifth extension option by giving notice to Lessor of Lessee’s intention to do so not later than twelve (12) prior to the expiration of the fourth extension option. If the first five extension options are exercised, Lessee shall exercise the sixth extension option by giving notice to Lessor of Lessee’s intention to do so not later than twelve (12) prior to the expiration of the fifth extension option.

D.    If Lessee shall fail to give a Lessee Extension Notice to Lessor within the aforesaid time limits, Lessee’s right to exercise the option shall automatically terminate and be of no further force or effect.
28.    Notices. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Lease shall be in writing and given by (i) hand delivery, (ii) electronic mail, with a copy of such notice sent simultaneously via one of the other methods of notice permitted in this Section,
(iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) transmission, if delivered by electronic mail and receipt is acknowledged by the recipient or transmittal of a “read receipt”
or similar electronic acknowledgment of delivery, (c) the next Business Day, if delivered by express overnight delivery service, or (d) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

If to Lessee:
Workhorse Group Inc.
3600 Park 42 Drive, Suite 160E
Sharonville, Ohio 45241
Attention: Jim Harrington, General Counsel
Email:
jim.harrington@workhorse.com
With a copy to:
Frost Brown Todd LLP 3300 Great American Tower 301 East Fourth Street Cincinnati, Ohio 45202 Attention: John C. Krug Email: jkrug@fbtlaw.com

If to Lessor:
Mango Workhorse, LLC c/o GMag Holdings Corp. 4643
S. Ulster St., Suite 1400 Denver Colorado 80237 Attention: [*] Email: [*]
With a copy to:

DLA Piper LLP (US)
303 Colorado Street, Suite 3000
Austin, Texas 78701 Attention: Brent Bernell E-Mail:
brent.bernell@us.dlapiper.com
or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.
29.    Holding Over. If Lessee remains in possession of the Property after the expiration of the term hereof, Lessee, at Lessor’s option and within Lessor’s sole discretion, may be deemed a tenant on a month-to-month basis and shall continue to pay rentals and other sums in the amounts herein provided, except that the Base Monthly Rental then in effect shall be multiplied by one hundred twenty-five percent (125%), and comply with all the terms of this Lease; provided that nothing herein nor the acceptance of rent by Lessor shall be deemed a consent to such holding over.
30.    Waiver of Lessor’s Lien. Lessee may finance Lessee’s Personal Property at any time and from time to time during the Lease Term and upon request of Lessee, Lessor shall execute and deliver to any lender a waiver in the form attached hereto as Exhibit C (“Lessor’s Waiver”) or such other reasonable form as Lessee or Lessee’s lender may reasonably request. Notwithstanding anything contained herein to the contrary, Lessor hereby waives any statutory liens and any rights of distress with respect to Lessee’s Personal Property. This Lease does not grant a contractual lien or any other security interest to Lessor or in favor of Lessor with respect to Lessee’s Personal Property.
31.    Removal of Personal Property. At the expiration of the Lease Term, Lessee may remove all Personal Property from the Property. Lessee shall repair any damage caused by such removal and shall leave the Property broom clean and in good and working condition and repair, ordinary wear and tear and damage by fire or other casualty excepted. Subject to the provisions set forth in Section 30, any property of Lessee left on the Property on the thirtieth (30th) day following the expiration of the Lease Term shall, at Lessor’s option, automatically and immediately become the property of Lessor.

32.    Financial Statements.
A.    Within fourteen days after Lessor’s request, but not more than once in any consecutive twelve
(12) month period, Lessee will deliver to Lessor audited financial statements (including an income statement and balance sheet) for the most recently concluded fiscal year of Lessee (the “Financial Statements”). If audited Financial Statements are not available at such time, then Lessee will deliver to Lessor unaudited Financial Statements prepared substantially in accordance with GAAP and certified by the chief financial officer of Lessee. This provision will not be applicable during any period in which Lessee or Lessee’s parent company is a U.S. Publicly-Traded Entity. Notwithstanding the foregoing, in the event that Lessee or Lessee’s parent company ceases to be a U.S. Publicly-Traded Entity (whether by delisting or otherwise), Lessee shall deliver to Lessor (i) within thirty (30) days following such event, reasonably detailed financial statements for the most recently ended fiscal year or other period; (ii) within forty-five (45) days after the end of each fiscal quarter, unaudited financial statements (including a balance sheet and income statement) for such fiscal quarter; and (iii) within one hundred twenty (120) days after the end of each fiscal year, audited financial statements (including a balance sheet and income statement) for such fiscal year. All such financial statements shall be prepared in accordance with GAAP and on a consistent basis from period to period. If audited financial statements are not available, Lessee shall instead provide unaudited financial statements prepared substantially in accordance with GAAP and certified by the chief financial officer of Lessee. In the event the property and business at the Property is ordinarily consolidated with other business for financial statement purposes, such financial statements shall be prepared on a consolidated basis.
B.    Lessor shall treat as confidential, and not disclose without Lessee’s written consent, the terms and provisions of this Lease, or any other information provided by or on behalf of Lessee to Lessor in connection with this Lease (collectively, the “Confidential Information”); provided, however, that Confidential Information does not include information which (i) is already known to Lessor prior to receipt as evidenced by prior documentation thereof, or has been independently obtained by Lessor on a non-confidential basis or independently developed by Lessor without reliance on the Confidential Information; (ii) is or becomes generally available to the public other than as a result of an improper disclosure by Lessor or its Recipients (as defined below); (iii) becomes available to Lessor on a non-confidential basis from a source other than Lessee or any of its representatives, provided that such source is not, to Lessor’s actual knowledge, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Lessee with respect to such information; or (iv) is disclosed pursuant to a requirement of a court, administrative agency or other regulatory authority or governmental body or is disclosed pursuant to applicable law, rule or regulation, provided that Lessor provides Lessee with reasonable advance written notice of any such proposed disclosure where circumstances reasonably permit. Notwithstanding the foregoing, Lessor may disclose such Confidential Information to Lessor’s or its member’s employees, officers, directors, attorneys, consultants, accountants, auditors, potential purchasers, investors, credit rating agencies and lenders and potential lenders (the “Recipients”) on a need to know basis and solely as it relates to this Lease and Lessor’s ownership of the Property, so long as Lessor: (a) notifies the Recipient in writing of the confidential nature of the Confidential Information and that it shall be treated as confidential and shall not be disclosed to others; and (b) to the extent such party is a potential purchaser, investor or lender, such party executes a confidentiality agreement containing substantially similar provisions as this Section 32.B (“Confidentiality Agreement”), and such other Recipients shall agree to be bound by the terms of this Section 32.B. Notwithstanding anything to the contrary contained in this Section 32.B, in no event shall any Confidential Information be disclosed to any potential purchaser, assignee, transferee or other entity that is a Competitor of Lessee. In all events, Lessor shall be responsible for any breach of this Section 32.B or any Confidentiality Agreement by its Recipients. Notwithstanding anything contained in this Lease to the contrary, Lessor and Lessee acknowledge that money damages may not be a sufficient remedy for a breach or threatened breach of this Section 32.B. Accordingly, in addition to all other remedies available at law or in equity, Lessee shall be entitled to seek equitable relief by way of injunction, specific performance or otherwise if Lessor or its Recipients breach or threaten to breach any of the provisions of this Section 32.B.
33.    Force Majeure. “Force Majeure” as used in this Lease means delays resulting from causes beyond the reasonable control of Lessor or Lessee, including, without limitation, any delay caused by any action, inaction, order, ruling, moratorium, regulation, statute, condition or other decision of any governmental agency having jurisdiction over any portion of the Project, over the construction anticipated to occur thereon or over any uses thereof, or by delays in inspections or in issuing approvals by private parties or permits by governmental agencies, or by fire, flood, inclement weather, strikes, lockouts or other labor or industrial disturbance, failure or inability to secure materials, supplies or labor through ordinary sources, earthquake, or other natural disaster, or any cause whatsoever beyond the reasonable control (excluding financial inability) of the Lessor or Lessee, including pandemic, epidemic and plague or outbreak of disease that is the subject of an official statement of any governmental authority, including Federal, State and local government, or any of its contractors or other representatives, whether or not similar to any of the causes hereinabove stated. Neither Lessor nor Lessee shall be deemed to be in default of any of its obligations hereunder if it shall be prevented from or delayed in performing such obligation by reason of such Force Majeure event and either party’s time for such performance shall be extended by the number of days during which any condition of Force Majeure prevails. Notwithstanding anything to the contrary set forth herein, in no event shall the existence of Force Majeure excuse any monetary obligation of Lessor or Lessee under this Lease.
34.    Time is of the Essence. Time is of the essence with respect to each and every provision of this Lease in which time is a factor.
35.    Lessor’s Liability. Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Lessor, that (i) there shall be absolutely no personal liability on the part of Lessor, its successors or assigns and the trustees, members, partners, shareholders, officers, directors, employees and agents of Lessor and its successors or assigns, to Lessee with respect to any of the terms, covenants and conditions of this Lease, (ii) Lessee waives all claims, demands and causes of action against the trustees, members, partners, shareholders, officers, directors, employees and agents of Lessor and its successors or assigns in the event of any breach by Lessor of any of the terms, covenants and conditions of this Lease to be performed by Lessor, and (iii) Lessee shall look solely to the Property for the satisfaction of each and every remedy of Lessee in the event of any breach by Lessor of any of the terms, covenants and conditions of this Lease to be performed by Lessor, or any other matter in connection with this Lease or the Property, such exculpation of liability to be absolute and without any exception whatsoever.
36.    Consent of the Parties Hereto. Unless specified otherwise herein, neither party’s consent to any request of the other party shall be unreasonably withheld, conditioned, or delayed.
37.    Waiver and Amendment. No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Lessor of an amount less than the monthly rent and other payments stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such rent or other payments then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Lessor’s right to collect any unpaid amounts or an accord and satisfaction.
38.    Successors Bound. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.
39.    No Merger. The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not result in a merger of Lessor’s and Lessee’s estates, and shall, at the option of Lessor, either terminate any or all existing subleases or subtenancies, or operate as an assignment to Lessor of any or all of such subleases or subtenancies.
40.    Captions. Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.
41.    Severability. The provisions of this Lease shall be deemed severable. If any part of this Lease shall be held unenforceable by any court of competent jurisdiction, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.
42.    Characterization.

A.    It is the intent of the parties hereto that the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between landlord and tenant and has been entered into by both parties in reliance upon the economic and legal bargains contained herein. None of the agreements contained herein, is intended, nor shall the same be deemed or construed, to create a partnership between Lessor and Lessee, to make them joint venturers, to make Lessee an agent, legal representative, partner, subsidiary or employee of Lessor, nor to make Lessor in any way responsible for the debts, obligations or losses of Lessee.
B.    Lessor and Lessee acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.
43.    Underlying Agreements. During the Lease Term, Lessor shall not place of record or amend, modify or terminate any reciprocal or cross-easement agreement or any other covenant, condition, restriction, or other item of record (other than the mortgage and/or assignment of rents and leases and related UCC financing statements in favor of a Lender), without Lessee’s consent, which may be given or withheld in Lessee’s reasonable discretion (not to be unreasonably withheld, conditioned, or delayed) if any such action would materially increase Lessee’s obligations or materially reduce or impair Lessee’s rights under the Lease.
44.    Bankruptcy.
A.    As a material inducement to Lessor executing this Lease, Lessee acknowledges and agrees that Lessor is relying upon Lessee’s timely performance of all of its obligations under this Lease notwithstanding the entry of an order for relief under the Code.
Accordingly, in consideration of the mutual covenants contained in this Lease and for other good and valuable consideration, Lessee hereby agrees, subject to Lessee’s rights and obligations under the Code, that:
(i)    All obligations that become due under this Lease (including the obligation to pay rent), from and after the date that an Action is commenced shall be timely performed exactly as provided in this Lease and any failure to so perform shall be harmful and prejudicial to Lessor;
(ii)    Any and all obligations under this Lease that accrue or become due from and after the date that an Action is commenced and that are not paid as required by this Lease shall, in the amount of such rents, constitute administrative expense claims allowable under Section 503 of the Code with priority of payment at least equal to that of any other actual and necessary expenses incurred after the commencement of the Action;

(iii)    Any time period designated as the period within which Lessee must cure all defaults and compensate Lessor for all pecuniary losses which extends beyond the date of assumption of this Lease shall be harmful and prejudicial to Lessor;
(iv)    Any assignment of this Lease must result in all terms and conditions of this Lease being assumed by the assignee without alteration or amendment, and any assignment which results in an amendment or alteration of the terms and conditions of this Lease without the express written consent of Lessor shall be harmful and prejudicial to Lessor;
(v)    Upon the rejection (or deemed rejection) of this Lease for any reason whatsoever, possession of the Property will be delivered to Lessor immediately without the necessity of any further action by Lessor; and
(vi)    This Lease shall at all times be treated as consistent with the specific characterizations set forth in Section 3 of this Lease, and assumption or rejection of this Lease shall be (a) in its entirety, and (b) in strict accordance with the specific terms and conditions of this Lease.
B.    No provision of this Lease shall be deemed a waiver of Lessor’s rights or remedies under the Code or applicable law to oppose any assumption and/or assignment of this Lease, to require timely performance of Lessee’s obligations under this Lease, or to regain possession of the Property as a result of the failure of Lessee to comply with the terms and conditions of this Lease or the Code.
C.    For purposes of this Section 44 addressing the rights and obligations of Lessor and Lessee in the event that an Action is commenced, the term “Lessee” shall include Lessee’s successor in bankruptcy, whether a trustee, Lessee as debtor in possession or other responsible person.
45.    No Offer. No contractual or other rights shall exist between Lessor and Lessee with respect to the Property until both have executed and delivered this Lease, notwithstanding that deposits may have been received by Lessor and notwithstanding that Lessor may have delivered to Lessee an unexecuted copy of this Lease. The submission of this Lease to Lessee shall be for examination purposes only, and does not and shall not constitute a reservation of or an option for Lessee to lease or otherwise create any interest on the part of Lessee in the Property.
46.    Other Documents. Each of the parties agrees to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, documents and assurances as may be reasonably required or deemed advisable to carry into effect the purposes of this Lease, to perfect any lien or security interest granted in this Lease and for the better assuring and confirming of all of Lessor’s rights, powers and remedies under this Lease.
47.    Attorneys’ Fees. In the event of any judicial or other adversarial proceeding between the parties concerning this Lease, to the extent permitted by law, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs in addition to any other relief to which it may be entitled. In addition, Lessor shall, upon demand, be entitled to all reasonable attorneys’ fees and all other reasonable costs incurred in the preparation and service of any notice or demand hereunder, whether or not a legal action is subsequently commenced. For purposes of this Section 47, a party will be considered to be the “prevailing party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.
48.    Entire Agreement. This Lease and any other instruments or agreements referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided. Without limiting the foregoing, Lessee specifically acknowledges that neither Lessor nor any agent, officer, employee or representative of Lessor has made any representation or warranty regarding the projected profitability of the business to be conducted on the Property. Furthermore, Lessee acknowledges that Lessor did not prepare or assist in the preparation of any of the projected figures used by Lessee in analyzing the economic viability and feasibility of the business to be conducted by Lessee at the Property.
49.    Forum Selection; Jurisdiction; Venue; Choice of Law. For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State where the Property is located. Lessee and Lessor consent that they may be served with any process or paper by registered mail or by personal service within or without the State where the Property is located in accordance with applicable law. Furthermore, Lessee and Lessor waive and agree not to assert in any such action, suit or proceeding that they are not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. The creation of this Lease and the rights and remedies of Lessor with respect to the Property, as provided herein and by the laws of the state in which the Property is located, shall be governed by and construed in accordance with the internal laws of the state in which the Property is located, as applicable, without regard to principles of conflicts of law. With respect to other provisions of this Lease, this Lease shall be governed by the internal laws of the State where the Property is located, without regard to its principles of conflicts of law. Nothing contained in this Section 49 shall limit or restrict the right of Lessor and Lessee to commence any proceeding in the federal or state courts located in the state in which the Property is located to the extent Lessor or Lessee deems such proceeding necessary or advisable to exercise remedies available under this Lease.

50.    Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original.

51.    Memorandum of Lease. Concurrently with the execution of this Lease, Lessor and Lessee are executing the Memorandum in the form of Exhibit D attached hereto and made a part hereof, with such changes as shall be necessary to conform the form thereof to local recording requirements, which Memorandum shall be recorded in the applicable real property records with respect to the Property.
52.    No Brokerage. Lessor and Lessee represent and warrant to each other that they have had no conversation or negotiations with any broker concerning the leasing of the Property. Each of Lessor and Lessee agrees to protect, indemnify, save and keep harmless the other, against and from all liabilities, claims, losses, costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with their breach of the foregoing warranty and representation.
53.    Waiver of Jury Trial and Punitive, Exemplary and Speculative Damages. LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LESSOR AND LESSEE, LESSEE’S USE OR OCCUPANCY OF THE PROPERTY, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, LESSEE AND LESSOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO SEEK CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR OTHER SPECULATIVE DAMAGES FROM THE OTHER OR ANY OF THE OTHER’S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER OR ANY OF THE OTHER’S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY LESSEE AND LESSOR OF ANY RIGHT THEY MAY HAVE TO SEEK CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR OTHER SPECULATIVE DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.
54.    Intentionally Omitted.
55.    OFAC Laws and Regulations. Lessee shall immediately notify Lessor in writing if any individual or entity owning directly or indirectly any interest in Lessee or any director, officer, member, manager or partner of any of such holders is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of any of the OFAC Laws and Regulations, or is under investigation by any governmental entity for, or has been charged with, or convicted of, drug trafficking, terrorist-

related activities or any violation of Anti-Money Laundering Laws, has been assessed civil penalties under these or related laws, or has had funds seized or forfeited in an action under these or related laws; provided, however, the covenant contained in this sentence shall not apply to any Person to the extent that such Person’s interest is in or through a U.S. Publicly-Traded Entity.
56.    State Specific Provisions. The provisions and/or remedies which are set forth on Schedule I shall be deemed a part of and included within the terms and conditions of this Lease.

[Remainder of Page Intentionally Left Blank]
IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the Effective Date.

Signed, sealed and delivered in the presence of:

_________________
Unofficial Witness

LESSOR:

MANGO WORKHORSE LLC,
a Florida limited liability company

By:      Name: [*]
Its:    Authorized Person

STATE OF COLORADO COUNTY OF DENVER

)ss.

On _____________ before me, appeared      personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.
My commission expires:
_________________________
Notary Public

I affirm, under the penalties for perjury, that I have taken reasonable care to redact each Social Security number in this document, unless required by law     .

LESSEE:
WORKHORSE GROUP INC.,
a Nevada
By: /s/ Richard Dauch     Name: Richard Dauch
Title: Chief Executive Officer

STATE OF ___________)
SS
COUNTY OF ___________)
On August _______, 2025 before me, appeared Richard Dauch, personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.                 Signature (Seal)